UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verizon Communications Inc. 140 West Street New York, New York 10007

March 17, 2008

Dear Fellow Shareholders:

On behalf of the Board of Directors, we invite you to attend Verizon’s 2008 annual meeting of shareholders. The meeting will be held on Thursday, May 1, 2008 at 10:30 a.m., local time, at The Cornhusker Marriott Hotel, 333 South 13th Street, Lincoln, Nebraska. You can find directions to the meeting on the admission ticket attached to your proxy card, in the proxy statement and online at www.verizon.com/investor.

The annual meeting is an opportunity to discuss matters of general interest to Verizon’s shareholders and for you to vote on the matters included in the proxy statement. At this year’s meeting, you will be asked to elect Directors, ratify the appointment of the independent registered public accounting firm and consider three shareholder proposals. The Board of Directors recommends that you vote FOR items 1 and 2 and AGAINST items 3, 4 and 5.

Only Verizon shareholders may attend the annual meeting. If you are a registered Verizon shareholder, your admission ticket is attached to your proxy card. If you hold your shares through a bank, broker or other institution, the proxy statement explains how to obtain an admission ticket at the meeting.

Your vote is very important, so please take the time to vote promptly so that your shares are represented at the meeting. We appreciate your participation and your ongoing interest in Verizon.

Sincerely,

Chairman and Chief Executive Officer

Your vote is important.

Please vote promptly online,

by telephone, or by signing, dating and returning

the enclosed proxy card.

Notice of Annual Meeting of Shareholders

Time and Date	10:30 a.m., local time, on May 1, 2008

Place	The Cornhusker Marriott Hotel

333 South 13th Street

Lincoln, Nebraska 68508

Items of Business	•	Elect 12 Directors

•	Ratify the appointment of the independent registered public accounting firm

•	Act upon the shareholder proposals described in the proxy statement which are presented at the meeting

•	Consider any other business that is properly brought before the meeting

How to Vote	If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card. You may also vote in person at the annual meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that they provide. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

Marianne Drost

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 17, 2008

    Important Notice Regarding Availability of Proxy Materials for Verizon’s

Shareholder Meeting to be Held on May 1, 2008.

    The Proxy Statement and Annual Report to Shareholders are available at

www.edocumentview.com/vz.

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 17, 2008. The Board of Directors is soliciting proxies in connection with the 2008 Annual Meeting and encourages you to read this proxy statement and vote your shares online, by telephone or by mailing your proxy card.

Annual Meeting Information

Date and location.  Verizon’s annual meeting will be held on Thursday, May 1, 2008, at 10:30 a.m., local time, at The Cornhusker Marriott Hotel, 333 South 13th Street, Lincoln, Nebraska 68508.

Admission.  Only Verizon shareholders may attend the meeting and you will need an admission ticket or other proof of stock ownership to be admitted to the meeting.

➢    If you are a registered shareholder, an admission ticket is attached to your proxy card. If you plan to attend the annual meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.

➢    If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 3, 2008, the record date for the meeting.

The Cornhusker Marriott Hotel is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please send your request to the Assistant Corporate Secretary at the address given under “Contacting Verizon” no later than April 18, 2008.

For safety and security reasons, we do not permit anyone to bring cameras, recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the meeting.

Voting Procedures and Related Matters

➢	Who may vote?

Shareholders of record as of the close of business on March 3, 2008, the record date, may vote at the meeting. As of March 3, 2008, there were approximately 2.86 billion shares of common stock outstanding and entitled to vote.

➢	How do I vote my shares?

Registered Shares.  If you hold your shares in your own name, you can vote by proxy in three convenient ways:

•	Online: Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.
•	By telephone: Call toll-free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico and follow the instructions. You will need to enter certain information that is printed on your proxy card in order to vote by phone.
•	By mail: Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the annual meeting, please retain the admission ticket attached to the proxy card.

You may also vote in person at the meeting.

Verizon Savings Plan Shares.  If you hold shares in a Verizon savings plan, the proxy you submit also instructs the plan trustee on how to vote your plan shares. You can vote online, by telephone or by returning the proxy card in the envelope provided. You cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares proportionally with those shares for which the trustee receives a proxy. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on April 28, 2008.

Street Name Shares.  If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

➢	How do I find electronic proxy materials?

This proxy statement and the Annual Report to Shareowners are available to view or download at www.edocumentview.com/vz. If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

➢	How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting. If you vote online or by telephone, you must indicate whether you wish to vote for, against or abstain from voting.

Your proxy provides voting instructions for all Verizon shares registered in your name on March 3, 2008 and any full shares that you hold in a Verizon savings plan or your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm and against the three shareholder proposals. The proxy committee also has the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting. If you wish to give your proxy to someone other than the proxy committee, please cross out the names of the proxy committee and add the name of the person you wish to designate.

➢	Can I change my vote?

Registered Shares. If you hold your shares in your own name, you can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan Shares. If you hold shares in a Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on April 28, 2008.

Street Name Shares. If you hold your shares through a bank, broker or other institution, please check with that firm to see how to change your vote.

➢	What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast. The management and shareholder proposals must be approved by a majority of the votes cast.

In order to conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

➢	How are the votes counted?

Each share is entitled to one vote on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions.  Under our bylaws, we do not count abstentions in determining the total number of votes cast for any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker Non-Votes.  If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least ten days before the annual meeting, that firm has the discretion to vote your shares on matters that the New York Stock Exchange, referred to as the NYSE, has determined are routine. Routine items typically include the election of directors or the ratification of the independent registered public accounting firm. The bank, broker or institution that holds your shares cannot vote your shares on non-routine matters, such as the shareholder proposals. We refer to this as a “broker non-vote.” We only count broker non-votes in determining whether a quorum is present.

➢	Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

➢	Where can I find the voting results of the annual meeting?

We will post the voting results on the Corporate Governance section of our website at www.verizon.com/investor promptly after the meeting. We will also include the voting results in our Form 10-Q for the second quarter which will be filed with the Securities and Exchange Commission, referred to as the SEC, no later than August 11, 2008.

➢	Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

➢	Who is Verizon’s proxy solicitor?

Georgeson Inc. is assisting in the distribution of proxy materials and solicitation of votes for a base fee of $17,500, plus reimbursable expenses and custodial charges. We will bear the cost of soliciting proxies.

➢	May I receive my proxy materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	To sign up, go to www.eTree.com/verizon and follow the directions.
•	You may also sign up when you vote online at www.envisionreports.com/vz.
•	If you have enrolled in Computershare’s Investor Centre, you may also sign up on www.computershare.com/verizon by clicking on “Electronic Shareholder Communications” on the left side of the page.

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials, unless you request one. Each year you will receive an e-mail explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare Trust Company, N.A. by one of the methods described under “Contacting Verizon.”

➢	There are several shareholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding” that was approved by the SEC. This means that eligible shareholders who share a single address receive only one copy of the Annual Report to Shareowners and proxy statement at their home address unless we receive notice that they wish to continue to receive individual copies.

Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials. If you wish to receive individual copies of the proxy materials, please contact Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon.”

➢	How can I request a single set of proxy materials for my household?

If you are a registered shareholder, please contact Computershare Trust Company, N.A. to receive a single copy of the Annual Report to Shareowners and proxy statement each year, beginning 30 days after receipt of your instructions.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials.

➢	How do I submit a shareholder proposal for next year’s annual meeting?

A shareholder may submit a proposal for inclusion in the proxy statement for the 2009 annual meeting of shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. We must receive the proposal no later than November 17, 2008. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with the rules of the SEC.

➢	May shareholders nominate directors or submit other business for next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2009 annual meeting. The bylaws require that the shareholder:

•	Notify us in writing no later than January 30, 2009;
•	Include his or her name, record address and Verizon share ownership; and
•	Include specific information about the proposed director nominee, including his or her name, age, business and residence addresses, principal occupation and Verizon share ownership, or about the proposed business.

The notice must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. A shareholder may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Contacting Verizon

➢	How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

➢	How to contact Verizon’s Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact them if you have questions about your stock account, stock certificates, dividend checks, or transferring ownership. Computershare can be reached:

By mail:	Computershare Trust Company, N.A. P.O. Box 43078 Providence, Rhode Island 02940-3078

By telephone:	1-800-631-2355

Online:	www.computershare.com/verizon

About Verizon’s Governance Practices

Commitment to Good Governance Practices

The Board of Directors is committed to maintaining high standards of corporate governance. As part of ensuring that it meets this commitment, the Board conducts an annual evaluation of its practices and processes. The Presiding Director oversees the evaluation and chairs the Board meeting and executive session where the Board reviews and discusses the results of this evaluation. The Corporate Governance and Policy Committee is responsible for ensuring that the membership, structure, policies and practices of the Board and its Committees facilitate the effective exercise of the Board’s role in the governance of Verizon. The Corporate Governance and Policy Committee monitors developments in corporate governance and considers the needs of Verizon and its shareholders. It periodically recommends that the Board make changes to its policies and practices or to Verizon’s Corporate Governance Guidelines. The Guidelines provide a framework for the operation of the Board and address key governance practices.

You can find a copy of the Corporate Governance Guidelines beginning at page A-1 of this proxy statement. We have also posted the Guidelines on the Corporate Governance section of our website at www.verizon.com/investor. All of Verizon’s corporate governance materials, including its certificate of incorporation, bylaws, Board Committee charters and policies, are also posted on the website. You can also request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Key Corporate Governance Provisions

Majority voting in Director elections.  The Board has amended Verizon’s bylaws to provide for the election of Directors by a majority of the votes cast in uncontested elections. This provision can only be changed by a majority vote of the shareholders.

Shareholder right to request a special meeting of shareholders.  The Board has amended Verizon’s bylaws to specify a procedure by which a special meeting of shareholders shall be called by the Board upon the request of shareholders owning 25% or more of Verizon’s outstanding common stock.

Independence standards.  The Board has adopted standards for assessing the independence of our Directors, which are stricter than the standards required by the NYSE. All non-employee Directors are independent. You can find more information about the independence of the non-employee Directors under “Independence” on page 7.

Chairman; Presiding Director.  The Board may elect any one of its members to serve as Chairman. Each year, the Board reviews its governance structure and determines which Director is best qualified to chair the Board. At the present time, the Board believes that Verizon and its shareholders are best served by having a Chairman who has a wide-ranging, in-depth knowledge of Verizon’s business operations and the competitive landscape and who is in the best position to identify the strategic issues to be considered for submission to the Board. They believe that the Chief Executive Officer’s extensive experience and knowledge of Verizon’s competitive challenges and opportunities make him the Director best qualified to serve in the role of Chairman. At the same time, in order to maintain an appropriate level of independent checks and balances in its governance, the independent members of the Board have elected a Presiding Director to review and approve the flow of information to the Board and to provide independent leadership, including in the evaluation and compensation of the CEO. Sandra O. Moose is currently the Presiding Director.

The Chairman:

•	Chairs all meetings of the Board, other than executive sessions;
•	Identifies strategic issues that should be considered for the Board agenda, subject to the approval of the Presiding Director; and
•	Consults with the Presiding Director in the development of the schedule, agenda and materials for all meetings of the Board.

The Presiding Director:

•	Chairs executive sessions, including the evaluation of the performance and compensation of the CEO;
•	Chairs any meeting of the Board if the Chairman is not present;
•	Approves the schedule, agenda and materials for all meetings of the Board, in consultation with the Chairman;

•	Acts as liaison with the Chairman, in consultation with the other independent Directors who continue to have direct and complete access to the Chairman at any time as they deem necessary or appropriate; and
•	Presides over the Board’s annual self-evaluation.

The Presiding Director may call an executive session of the Board, and will do so at the request of any other Director. Any shareholder or interested party may communicate directly with the Presiding Director.

Stock ownership.  The Guidelines encourage Directors to hold at least 5,000 shares within five years of joining the Board. Shares held by a Director in any deferral plan are included in determining the number of shares held.

Limits on Board service.  The Guidelines provide that a Director who serves as an executive officer of a public company should not serve on more than three public company boards, including the board of the company that employs him or her, and other Directors should not serve on more than six public company boards. The Guidelines also limit executive officers to serving on no more than two public company boards.

Mandatory retirement.  A non-employee Director must retire no later than the Board meeting that follows his or her 72nd birthday. The CEO must resign from the Board effective when he or she no longer serves as CEO.

Shareholder approval of poison pill.  Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Under the Guidelines, if the Board decides to adopt a poison pill, it must be approved by shareholders within one year and then re-approved every three years.

Recapture of incentive payments.  The Human Resources Committee of the Board has adopted a policy that enables Verizon to recapture incentive payments received by an executive who has engaged in financial misconduct to ensure that executives do not benefit from engaging in such misconduct.

Review and approval of Related Person Transactions.  The Board has adopted a Related Person Transaction Policy, which is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions involving Verizon and any of our Directors or executive officers or their immediate family members to determine if any of the individual participants has a material interest in the transaction. Based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any member of the Committee who is involved in a transaction under review cannot participate in the Committee’s decision about that transaction.

Shareholder advisory vote related to executive compensation.  The Guidelines provide that beginning in 2009, a non-binding vote related to executive compensation will be included on the ballot for the annual meeting.

Policy on executive severance agreements.  Verizon will not enter into any new employment agreement or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment, without seeking shareholder ratification of the agreement. This policy is described in more detail on page 30.

Business Conduct and Ethics

Verizon is committed to operating our business with the highest level of integrity, responsibility and accountability. We have adopted a strict Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance in preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in compliance with the spirit of the Code of Conduct, as well as comply with the specific ethical provisions of the Corporate Governance Guidelines. We have posted the Code of Conduct on the Corporate Governance section of our website at www.verizon.com/investor. You can also obtain a copy by writing to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Board is strongly predisposed against waiving any of the business conduct and ethics provisions applicable to Directors or executive officers and has not done so. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Shareholder Communications with Directors

The Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process and has adopted the following procedures to facilitate this communication. Please direct any correspondence to the Board, any Committee of the Board, the Presiding Director, any Committee Chairperson or individual Director or the non-employee Directors as a group to:

Verizon Communications Inc.

Board of Directors [or Committee name, Presiding Director, Committee Chairperson, individual

Director or non-employee Directors as a group, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

The independent Directors have approved a process for forwarding correspondence about Verizon to members of the Board.

About the Board of Directors and its Committees

Verizon’s Board of Directors has the professional experience, expertise and commitment to effectively oversee management’s performance and act in the long-term best interests of shareholders.

Independence

Verizon’s Corporate Governance Guidelines require that a substantial majority of the Board be independent Directors. The Guidelines establish standards for evaluating the independence of each Director. A Director is considered independent if the Board finds that the Director has no material relationship with Verizon, except as a Director. The standards, which comply with the NYSE’s governance standards and all other applicable laws, describe relationships that, if material, would impair a Director’s independence. The standards set monetary thresholds at which the Board would consider the relationships to be material. To determine that a Director is independent, the Board must find that a Director does not have any relationship that is likely to impair his or her ability to act independently. The Board makes this determination by evaluating the facts and circumstances for each Director.

The Corporate Governance and Policy Committee conducts an annual review of the independence of members of the Board and its Committees and reports its findings to the full Board. Based on the recommendation of the Corporate Governance and Policy Committee, the Board has determined that the twelve incumbent non-employee Directors, including the eleven standing for election, are independent: Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, John W. Snow, John R. Stafford and Robert D. Storey. The Board has also determined that James R. Barker and Walter V. Shipley, each of whom retired from the Board in 2007, were independent.

In determining the independence of Mr. Barker, Mr. Carrión, Mr. Lane, Mr. Neubauer and Mr. Otis, the Board considered payments for telecommunications services made to Verizon by the companies that employ them. In determining Mr. Neubauer’s independence, the Board also considered payments for competitively bid food and facility management services, which Verizon made to the company that employs him. In determining Mr. Shipley's independence, the Board considered his serving as a director of another company where Verizon’s chief executive officer also served as a director. In determining Mr. Stafford’s independence, the Board considered his serving as a director of another company where Verizon’s chief executive officer also served as a director. In applying the independence standards, the independent members of the Board have determined that these general business transactions and relationships were not material under the standards in the Guidelines and do not impair the ability of the Directors to act independently.

Attendance at Meetings

In 2007, the Board met 11 times. Seven meetings were regularly scheduled and four were special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of the Board and the Committees to which the Director was assigned.

Directors are expected to attend the annual meeting of shareholders. In 2007, all of the Directors standing for election attended the annual meeting.

In addition to Board meetings, Directors have unrestricted access to management at all times and communicate informally with management on a variety of topics.

The independent Directors meet regularly in executive session without any members of management present. The independent Directors are required to meet in executive session at least once a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, the independent Directors typically meet in executive session at the end of each Board meeting.

Committees of the Board

The Board has established three standing Committees – the Audit Committee, the Corporate Governance and Policy Committee and the Human Resources Committee. Each Committee has a written charter that defines the specific responsibilities of that Committee. The Committee charters are available on the Corporate Governance section of our website at www.verizon.com/investor. You may also obtain a copy of a charter by sending a written request to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Chairperson of each Committee approves the agenda and materials for each meeting. At least once a year, each Committee performs a self-assessment and reviews its processes and practices to ensure that the Committee has sufficient information, resources and time to fulfill its obligations and to determine whether any changes should be made to its processes, practices or charter. Under the Corporate Governance Guidelines, each Committee may retain independent advisors to assist it in carrying out its responsibilities.

➢	The Audit Committee

Members:	Thomas H. O’Brien, Chairperson	Sandra O. Moose
	M. Frances Keeth	Donald T. Nicolaisen
	Robert W. Lane	Clarence Otis, Jr.

The Board has determined that each member of the Committee is an audit committee financial expert and meets the independence requirements of applicable laws, the NYSE and the Guidelines. The Committee met 11 times during 2007. The report of the Audit Committee is included later in this proxy statement.

Summary of Key Responsibilities:

•	Review risk management and controls;
•	Oversee financial reporting and disclosure matters, including
O	Annual audited and quarterly unaudited financial statements and related footnotes and disclosures
O	Any significant events, transactions, changes in accounting estimates or changes in important accounting principles and any major issues as to adequacy of internal controls;
•	Oversee Verizon’s internal audit function;
•	Oversee Verizon’s processes for ethical, legal and regulatory compliance;
•	Review the performance and qualifications of the independent registered public accounting firm (including their independence);
•	Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets; and
•	Assess procedures for handling of complaints relating to accounting, internal accounting controls or auditing matters.

➢	The Corporate Governance and Policy Committee

Members:	Sandra O. Moose, Chairperson	Hugh B. Price
	Richard L. Carrión	John W. Snow
	M. Frances Keeth	Robert D. Storey
Donald T. Nicolaisen

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE and the Guidelines. The Committee met five times in 2007.

Summary of Key Responsibilities:

•	Evaluate the structure and practices of the Board and its Committees, including size, composition, independence and governance policies;
•	Recommend to the Board changes or additions to the Board’s policies or the Guidelines;
•	Evaluate the qualifications of candidates for election as Directors and present recommendations to the Board;
•	Review potential related person transactions; and
•	Review Verizon’s processes related to charitable contribution policies, selected social, environmental, regulatory and political matters, compliance with equal opportunity and diversity initiatives and safety issues.

➢	The Human Resources Committee

Members:	Joseph Neubauer, Chairperson	Clarence Otis, Jr.
	Richard L. Carrión	John W. Snow
	Robert W. Lane	John R. Stafford

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE and the Guidelines. The Committee met six times in 2007. The report of the Human Resources Committee is included later in this proxy statement.

Summary of Key Responsibilities:

•	Design and oversee Verizon’s compensation policies and practices for senior management;
•	Approve corporate goals relevant to the CEO’s compensation;
•	Evaluate the CEO’s performance in light of goals and recommend his compensation to the Board;
•	Consider Verizon’s policies and practices with respect to succession planning; and
•	Review and recommend to the Board the compensation and benefits for non-employee Directors.

Nomination of Candidates for Director

The Corporate Governance and Policy Committee considers and recommends candidates for Director. The Committee reviews all nominations submitted to Verizon, including individuals recommended by Directors, members of management, and shareholders. To be eligible for consideration, any proposed candidate must:

•	Be ethical;
•	Have proven judgment and competence;
•	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of Verizon;
•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and
•	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee also considers other factors, including those that promote diversity.

The Committee reviews the qualifications of each candidate for election or re-election, including his or her understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence, including any relationships with Verizon. Prior to nomination, each candidate for re-election must consent to stand for election and provide an irrevocable resignation to the Committee. If the candidate does not receive a majority of the votes cast for his or her election at the annual meeting, the independent members of the Board will determine whether to accept the resignation and will disclose their decision within 90 days of the certification of the election results.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election as Directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at www.verizon.com/investor.

Report of the Audit Committee

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2007 and management’s assessment of the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2007.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2008.

Respectfully submitted,

Audit Committee

Thomas H. O’Brien, Chairperson

M. Frances Keeth

Robert W. Lane

Sandra O. Moose

Donald T. Nicolaisen

Clarence Otis, Jr.

Dated: March 6, 2008

Election of Directors

(Item 1 on Proxy Card)

All of the members of the Board are elected annually. The Board currently consists of thirteen members. Pursuant to the Board’s retirement policy, Robert D. Storey will retire from the Board prior to the annual meeting and will not stand for re-election. If all candidates are elected, the Board will consist of 12 Directors. In the future the Board may increase or decrease the size of the Board.

The Board has nominated the 12 candidates listed below for election as Directors. All of these candidates currently serve as Directors of Verizon. Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. However, if any candidate should become unavailable before the election, the proxy committee will vote the shares it represents for a substitute named by the Board.

Verizon’s bylaws require Directors to be elected by a majority of the votes cast. Each candidate has submitted an irrevocable letter of resignation that will be considered by the Board if that candidate fails to receive a majority of the votes cast.

The Board of Directors recommends that you vote FOR each of the following candidates:

RICHARD L. CARRIÓN	ROBERT W. LANE

Mr. Carrión, 55, is Chairman, President and Chief Executive Officer of Popular, Inc. and Chairman and Chief Executive Officer of Banco Popular de Puerto Rico, a financial services company. Mr. Carrión has been a Director since 1997 and was a director of NYNEX Corporation from 1995 to 1997. Mr. Carrión is also a director of Telecomunicaciones de Puerto Rico, Inc., and was elected a class A director of the Federal Reserve Bank of New York effective January 1, 2008.	Mr. Lane, 58, is Chairman and Chief Executive Officer of Deere & Company, an equipment manufacturer. Mr. Lane has been a Director since 2004. He is also a director of General Electric Company.

Member of the Corporate Governance and Policy Committee and Human Resources Committee	Member of the Audit Committee and Human Resources Committee

M. FRANCES KEETH	SANDRA O. MOOSE

Ms. Keeth, 61, was Executive Vice President of Royal Dutch Shell plc, an energy company, from January 2005 to December 2006. Prior to that, she was the President and Chief Executive Officer of Shell Chemical LP and Executive Vice President, Customer Fulfillment of Shell Chemicals. Ms. Keeth has been a Director since December 2006. She is also a director of Arrow Electronics, Inc.	Dr. Moose, 66, is President of Strategic Advisory Services LLC, a consulting firm. She is a retired Senior Vice President and director of The Boston Consulting Group, Inc. Dr. Moose has been a Director since 2000 and was a director of GTE Corporation from 1978 to 2000. She is also a director of Rohm and Haas Company and The AES Corporation and Chairman of the Board of Natixis Advisor Funds and Loomis Sayles Funds.

Member of the Audit Committee and Corporate Governance and Policy Committee	Presiding Director, Chairperson of the Corporate Governance and Policy Committee and Member of the Audit Committee

JOSEPH NEUBAUER	CLARENCE OTIS, JR.

Mr. Neubauer, 66, is Chairman and Chief Executive Officer of ARAMARK Holdings Corporation, a services management company. He was Chairman and Chief Executive Officer of ARAMARK Corporation until January 2007. Mr. Neubauer has been a Director since 1995. He is also a director of Macy’s, Inc. and Wachovia Corporation.	Mr. Otis, 51, has been Chairman of Darden Restaurants, Inc., a restaurant holding company, since December 2005 and Chief Executive Officer since December 2004. Prior to that, he was Executive Vice President of Darden Restaurants, Inc. from March 2002 to November 2004, and President of Smokey Bones Barbeque & Grill from December 2002 to November 2004. Mr. Otis has been a Director since 2006. He is also a director of VF Corporation.

Chairperson of the Human Resources Committee	Member of the Audit Committee and Human Resources Committee

DONALD T. NICOLAISEN	HUGH B. PRICE

Mr. Nicolaisen, 63, was Chief Accountant of the United States Securities and Exchange Commission from 2003 to 2005. Prior to that, he was a Partner of PricewaterhouseCoopers. Mr. Nicolaisen has been a Director since 2005. He is also a director of MGIC Investment Corporation, Morgan Stanley and Zurich Financial Services.	Mr. Price, 66, is Senior Fellow at The Brookings Institution, an independent research and policy institute. He was Senior Advisor of DLA Piper U.S. LLP from 2003 to 2005 and, prior to that, President and Chief Executive Officer of the National Urban League. Mr. Price has been a Director since 1997 and was a director of NYNEX Corporation from 1995 to 1997. He is also a director of Metropolitan Life, Inc. and Metropolitan Life Insurance Company.

Member of the Audit Committee and Corporate Governance and Policy Committee	Member of the Corporate Governance and Policy Committee

THOMAS H. O’BRIEN	IVAN G. SEIDENBERG

Mr. O’Brien, 71, was Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. and PNC Bank, N.A., financial services companies. Mr. O’Brien has been a Director since 1987. He is also a director of BlackRock, Inc. and Hilb Rogal & Hobbs Company.	Mr. Seidenberg, 61, is Chairman and Chief Executive Officer of Verizon Communications Inc. He was the President and Chief Executive Officer from April 2002 to December 2003. Mr. Seidenberg has been a Director since 1997 and was a director of NYNEX Corporation from 1991 to 1997.

Chairperson of the Audit Committee

JOHN W. SNOW	JOHN R. STAFFORD

Dr. Snow, 68, is President of JWS Associates, LLC, a consulting firm. He served as the United States Secretary of the Treasury from February 2003 to June 2006 and, prior to that, was the Chairman and Chief Executive Officer of CSX Corporation. Dr. Snow has been a Director since 2007 and was a Director from 2000 to 2003. He was a director of GTE Corporation from 1998 to 2000. He is the non-executive Chairman of Cerberus Capital Management, L.P. and a director of Marathon Oil Corporation.	Mr. Stafford, 70, was Chairman of the Board and Chief Executive Officer of Wyeth, a pharmaceutical company. Mr. Stafford has been a Director since 1997 and was a director of NYNEX Corporation from 1989 to 1997. He is also a director of Honeywell International Inc.

Member of the Corporate Governance and Policy Committee and Human Resources Committee	Member of the Human Resources Committee

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the Board considered the performance and qualifications of Ernst & Young LLP, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2008 and to examine the effectiveness of internal control over financial reporting.

We paid the following fees to Ernst & Young for services rendered during fiscal year 2007 and 2006:

	2007	2006
Audit fees:	$27.8 million	$28.4 million
Audit-related fees:	$4.5 million	$4.4 million
Tax fees:	$4.6 million	$2.9 million
All other fees:	$0.7 million	$0.8 million

Audit fees include the financial statement audit, the audit of the effectiveness of the company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, as well as financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the U.S. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits, reviews of controls over data processing and other services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2008 fiscal year. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Shareholder Proposals

(Items 3, 4 and 5 on Proxy Card)

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the annual meeting. The Board of Directors has concluded that it cannot support these proposals for the reasons given.

Item 3 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 424 shares of the Company’s common stock, proposes the following:

RESOLVED:    “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to senior executive officers, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS:    “Stock option awards have gotten out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

“There are other ways to “reward” senior executive officers, including giving them actual STOCK instead of options.

“Recent scandals involving CERTAIN financial institutions have pointed out how analysts can manipulate earnings estimates and stock prices.” Last year the owners of 181,485,997 shares, representing approximately 9% of shares voting, voted FOR my similar Resolution.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION

The Board believes that a complete ban on any future stock options is too restrictive. The Verizon Long-Term Incentive Plan already addresses many of the concerns raised by the proposal. The Plan prohibits:

•	Stock option grants below fair market value;
•	Re-pricing of options; and
•	“Reloading” options in future grants.

Since 2004, the Human Resources Committee of the Board of Directors has not granted any stock options and has no plans to grant stock options in 2008 or in the future. The Board believes that the Committee should continue to have the flexibility to grant stock options because this form of compensation may be appropriate under certain circumstances to attract and retain executive talent.

The Board of Directors recommends a vote AGAINST this proposal.

Item 4 on Proxy Card:

Unitarian Universalist Association of Congregations, 25 Beacon Street, Boston, Massachusetts 02108, owner of 1,300 shares of the Company’s common stock, proposes the following:

GENDER IDENTITY NON-DISCRIMINATION POLICY

Whereas: Verizon does not explicitly prohibit discrimination based on gender identity in its written employment policy, yet Verizon’s policy already does explicitly prohibit discrimination based on sexual orientation;

Over 30% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of gender identity, as well as 400 leading private sector companies and eighty-five U.S. colleges and universities, according to the Human Rights Campaign;

Ninety-three City and County Governments and twelve States have passed clear gender identity and expression legislative protections including California, Colorado, the District of Columbia, Hawaii, Illinois, Maine, Minnesota, New Mexico, Pennsylvania, Rhode Island, Vermont and Washington;

Over 350 U.S. based human rights organizations including the Equality Project Investor Coalition (that advocates for gender identity protections as part of its Equality Principles benchmark), and every U.S. State civil rights advocacy group has endorsed national legislation explicitly prohibiting discrimination based on sexual orientation as well as gender identity.

Our company has operations in, and makes sales to institutions in States and Cities that currently prohibit discrimination on the basis of sexual orientation;

We believe that corporations that prohibit discrimination both on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

Resolved: The Shareholders request that Verizon Communications amend its written equal employment opportunity policy to explicitly prohibit discrimination based on gender identity, and to substantially implement this policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to such employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Verizon will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

BOARD OF DIRECTORS’ POSITION

As an equal opportunity employer, Verizon is committed to operating its business in full compliance with all applicable laws and regulations and providing a workplace free from discrimination and harassment of any kind. Verizon has a zero tolerance policy for any conduct that is intended to or has the effect of creating an intimidating, hostile or offensive work environment.

The Verizon Code of Conduct and our nondiscrimination policy expressly prohibit discrimination, sexual harassment or other unlawful harassment based on sexual orientation, as well as on age, race, color, national origin, religion, gender, disability or any other legally protected category under federal, state or local law. A copy of the Code of Conduct can be found on Verizon’s website at http://investor.verizon.com/corp_gov/. Verizon reinforces the provisions of the Code of Conduct on an ongoing basis through periodic, mandatory training and through employee communications and workplace postings. In addition, Verizon also provides a 24-hour, toll-free number for employees where they can report compliance issues or concerns.

The Board shares the proponent’s interest in preventing discrimination and harassment on the basis of gender identity and believes that Verizon’s strong anti-discrimination policies and strict enforcement of its zero tolerance policy make the requested amendment to those policies unnecessary.

The Board of Directors recommends a vote AGAINST this proposal.

Item 5 on Proxy Card:

The Association of BellTel Retirees Inc., 181 Main Street, P.O. Box 33, Cold Spring Harbor, New York 11724, owner of 214 shares of the Company’s common stock, proposes the following:

RESOLVED: The shareholders of Verizon hereby urge our Board of Directors to adopt a policy, amending the Governance Guidelines and Bylaws if feasible, such that the Board will select its Chairman from among the independent directors who have not served as an executive officer of our Company. This policy would separate the roles of Board Chairman and CEO, but should be implemented without abrogating any employment contract.

SUPPORTING STATEMENT

We believe that the separation of the roles of Chairman and CEO is fundamental to sound corporate governance.

How can the CEO be his own boss? Directors are responsible for protecting the shareholders’ interests – and they must do so primarily by monitoring and evaluating the CEO’s performance. When the CEO is chairman of the board, there is an ambiguity about who is working for whom – and a built-in barrier to replacing a poorly-performing CEO.

Multiple studies have found that shareholder returns are substantially higher on average at firms with non-executive chairmen.

A 2006 Booz Allen Hamilton study of the world’s 2,500 largest public companies concluded: “Non-chairman CEOs are now the best performers. . . . In North America over the last three years, non-chairman CEOs produced shareholder returns three times as high as those of CEO/chairmen.” (“CEO Succession 2005: The Crest of the Wave,” May 2006).

The Booz Allen study showed that among both American and European companies, firms that separated the roles of chairman and CEO produced shareholder returns 5 percentage points higher on average over 2002-05 than companies with CEO/chairmen.

A 2006 report from Moody’s concluded that the presence of an independent chair improves board effectiveness: “We believe arguments against independent board leadership are outweighed by advantages offered by clarity of accountability and the strengthened ability of independent directors to respond quickly in a crisis.”

An independent chairman is particularly needed at Verizon. A study by the Corporate Library singled out Verizon for the second straight year as one of 12 “Pay for Failure Companies” with the worst combination of excessive CEO pay and negative shareholder returns over the most recent five-year period. (“Pay for Failure II: The Compensation Committees Responsible,” May 2007).

The study notes that over the five fiscal years through 2006, CEO Ivan Seidenberg received $68.6 million in compensation, while total shareholder return was negative 5%.

The Wall Street Journal reported that after Verizon’s stock declined 25% during 2005, in 2006 the Board decided to decouple its Chairman/CEO’s incentive compensation from stock price appreciation. (“Verizon Ties CEO Pay to Project Success Instead of Company Stock Performance,” October 18, 2006).

“I haven’t come across any other companies who have moved from specific and easily measurable financial metrics to a set of more subjective, strategic achievements,” Corporate Library analyst Paul Hodgson told the Journal.

The accountability problem is compounded by our Board’s lack of independence, in our view. The Corporate Library considers half the Board non-independent because the CEO and six “outside related” directors have recently had a financial relationship with Verizon other than their directorship.

Please vote FOR this proposal.

BOARD OF DIRECTORS’ POSITION

The Board of Directors already has in place a governance structure which permits it to consider and select as its Chairperson the Director who is best qualified to lead the Board. In making its decision, the Board considers the current needs and composition of the Board, the skills and experience required in an effective Chairperson and other relevant factors. The Board’s governance structure provides for an independent and empowered Presiding Director, who is elected annually by the independent directors and who works closely with the Chairperson. The Presiding Director has the authority to approve Board schedules, agendas and materials. The Presiding Director also has the right to call an executive session of the Board.

Verizon’s Corporate Governance Guidelines also ensure that the other independent members of the Board of Directors are involved in key aspects of governance. For example, all meeting schedules and agendas are provided in advance to the Directors so that they have the opportunity for review and input into the final schedule and agenda. In addition, all Directors have access to the Company’s management and any Director may request that the Presiding Director call an executive session of the Board.

The independent Directors have determined that, at the present time, the Chief Executive Officer is the Director best qualified to serve as Chairperson of the Board. The Board believes that shareholders are best served by allowing it to determine who is best qualified to lead the Board and by not limiting its discretion to select the best candidate.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Human Resources Committee

Joseph Neubauer, Chairperson

Richard L. Carrión

Robert W. Lane

Clarence Otis, Jr.

John W. Snow

John R. Stafford

Dated: March 6, 2008

Executive Compensation

Introduction

The Human Resources Committee designs and oversees the total compensation program for Verizon’s named executive officers. Throughout the discussion and analysis of compensation, we refer to the Board of Directors as the Board and the Human Resources Committee as the Committee.

During 2007, Verizon’s named executive officers were:

Ivan G. Seidenberg	Chairman and Chief Executive Officer
Dennis F. Strigl	President and Chief Operating Officer
William P. Barr	Executive Vice President and General Counsel
Doreen A. Toben	Executive Vice President and Chief Financial Officer
Lowell C. McAdam	Executive Vice President and President and Chief Executive Officer, Verizon Wireless Joint Venture

The Committee evaluates and approves each element of these officers’ compensation. However, the independent members of the Board approve all decisions relating to the CEO’s compensation after they have reviewed the Committee’s evaluation and considered its recommendations.

Role of the Compensation Consultant and Input from Executive Officers

The Committee has the sole authority to retain and terminate a compensation consultant, and to approve the consultant’s fees, assignments and other terms of the engagement. The Committee has retained Pearl Meyer & Partners to act as its independent compensation consultant. In the discussion and analysis of compensation we refer to the compensation consultant as the Consultant. The Consultant has not performed any work for the Company's management since the date it was retained by the Committee.

The Consultant advises the Committee on all matters related to the compensation of the named executive officers and assists the Committee in interpreting data received from the Consultant or the Company. The Consultant participates in all Committee meetings.

As part of its routine practice, the Committee seeks the CEO’s assessment as to whether the existing compensation policies and practices continue to support the Company's business objectives and reviews with the CEO the applicable performance goals. The Committee also solicits the CEO’s views on the Company’s performance relative to the pre-established performance measures and the contributions of the other named executive officers to the Company’s performance.

The Committee also consults with the Executive Vice President of Human Resources with regard to the design, administration and operation of the Company’s compensation program. The Committee has also delegated to him administrative responsibilities with respect to the implementation of its decisions on compensation and benefits, including procedures for communicating the compensation program to the executive officers. The Executive Vice President of Human Resources reports to the Committee on the actions he takes under this delegation.

The Committee takes into consideration information it receives from the Consultant, the CEO and the Executive Vice President of Human Resources. However, the Committee makes an independent determination on all compensation matters. The Committee met six times during 2007 and, at each of these meetings, met in executive session without management present.

Compensation Discussion and Analysis

Compensation Objectives and Elements

The Company’s compensation program is designed to:

•	Align the interests of the executives with those of Verizon’s shareholders by linking a substantial portion of compensation to the Company's stock performance;
•	Motivate executives to achieve both short- and long-term performance goals; and
•	Offer a competitive total compensation program that enables the Company to attract and retain high- performing and experienced executives.

In setting total compensation at appropriate competitive levels, the Committee determines the balance between:

•	Fixed and variable pay elements;
•	Short- and long-term pay elements; and
•	Cash and equity-based pay elements.

The following are the key elements of Verizon's compensation program:

Pay Element	Primary Objective	Relative Weight (Approximate)
Base salary	Attract and compensate high-performing and experienced executives	10%
Annual cash incentive opportunity	Motivate executives to achieve pre-established short-term performance measures	20%
Long-term incentive opportunity	Align with shareholder interest to grow long-term value and retain executives	70%

The named executive officers are eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees. The named executive officers are also eligible for certain executive life insurance, financial planning and corporate transportation benefits, which are provided in order to attract high-performing executives and to enhance the executive’s safety and security.

In establishing a pay-for-performance environment, the Committee balances the importance of meeting the Company’s short-term business goals with the need to meet Verizon's goal of creating sustained shareholder value. The Committee has emphasized creating sustained shareholder value in setting the relative weighting of overall compensation opportunities. Accordingly, annual incentives represent approximately twenty percent of the total compensation opportunity while long-term incentives that are linked with stock performance, especially as measured by Verizon’s total shareholder return1 over a three-year period, represent approximately seventy percent of the total compensation opportunity.

Developments in Compensation Policy

The Committee regularly monitors emerging trends and best practices in executive compensation and evaluates whether they are appropriate and relevant for Verizon. In recent years, the Committee has eliminated:

•	An employment agreement for the CEO. Mr. Seidenberg does not have an employment, severance or change-in-control agreement;
•	Tax-qualified and supplemental defined benefit retirement plan benefits; and
•	Executive perquisite allowances.

During 2007 the Committee asked management to discuss Verizon's executive compensation programs and certain potential program design changes with large institutional investors. After taking into account these

1 Total shareholder return, which is referred to as TSR, is defined as the change in Verizon’s stock price plus the value of dividends reinvested in Verizon's stock over the three-year performance period.

discussions, the opinions of shareholders as reflected in the votes on compensation-related proposals presented at the 2007 annual meeting and developments in executive compensation, the following changes were made:

•	Upon the Committee’s recommendation and to further strengthen Verizon’s corporate governance practices, the Board amended the Company’s Corporate Governance Guidelines to initiate an annual shareholders’ advisory vote regarding executive compensation, beginning at the 2009 annual meeting.
•	The Committee revised its existing policy requiring shareholder approval of certain executive severance arrangements, to better define the elements of severance pay.
•	The Committee adopted a formal policy confirming that the Consultant is not permitted to perform any work for the Company, to ensure the continued independence of the Consultant.
•	The Committee adopted a policy that enables the Company to recapture incentive payments received by an executive who has engaged in financial misconduct, to ensure that executives do not benefit from engaging in such misconduct.

Recognizing the dual objectives of improving the clarity of the Company's compensation program and more closely linking total compensation and shareholder value, the Committee has also made the following changes:

•	Annual Incentive Award Targets. To make the plan easier to understand, beginning in 2007, annual incentive award levels are expressed at threshold, target and maximum dollar values. If the performance measures are achieved at 100%, the target award is earned.
•	Single Peer Group. In order to simplify the pay-for-performance comparison group, the Committee decided that it will use a single peer group for benchmarking both compensation opportunities and long-term stock performance beginning in 2008 (see discussion of Related Dow Peer Group on page 22). In 2007 and prior years, the Committee looked at data from two peer groups (see discussion of Market and Industry Peer Groups on page 21) to benchmark compensation opportunities. The Committee determined long-term incentive award payments based on Verizon’s TSR, compared to the Standard and Poor's 500 Index, referred to as the S&P 500 Index, and the Industry Peer Group.
•	Total Compensation. Instead of benchmarking each element of compensation separately against two peer groups, beginning in 2008 the Committee will evaluate total compensation opportunities as compared to a single peer group. In addition, the Committee will target total compensation opportunities for 2008 to fall within the 60th to 65th percentile in the single peer group described below. As a result of this change, shareholders will be able to more easily compare Verizon’s compensation program to that of companies of similar size and business complexity. Focusing on total compensation provides a framework that allows the Committee to vary individual pay elements for executives in a manner that addresses retention needs and individual experience.
•	Stock Ownership Guidelines. To further emphasize the importance of executive share ownership, the Committee revised Verizon’s stock ownership guidelines. Beginning in 2008, all previously granted and future long-term incentive awards that are linked to stock value but payable in cash will no longer count towards meeting the stock ownership guidelines (see discussion of Stock Ownership Guidelines on page 29).

Since these changes will be fully implemented for 2008 and discussed in next year’s proxy statement, the Committee determined that it would be appropriate to hold Verizon’s first shareholders’ advisory vote regarding executive compensation at the 2009 annual meeting.

Summary of 2007 Company Performance and Compensation Actions

The following highlights the Company’s 2007 performance and summarizes significant compensation actions. A more detailed discussion may be found under Elements of Compensation.

•	Verizon reported strong financial and operating results in 2007 and delivered adjusted earnings per share results that exceeded the performance measure. Verizon Wireless achieved industry-leading results for key financial measures, including significant growth in service revenue and net income, and industry-leading net retail additions and customer loyalty. Verizon Wireline continued to perform well in a competitive market environment. In addition, Verizon Wireline continued to increase revenues in the most strategic areas of its business.
•	Verizon’s stock delivered a 28% total return to shareholders for the three-year period through 2007.

•	Based on 2007 corporate and business segment performance, 2007 annual incentive awards were paid at 14.7% above target for Mr. McAdam, President and Chief Executive Officer of Verizon Wireless, and at 6.7% above target for the other named executive officers.
•	Verizon’s named executive officers earned 76% of their targeted number of performance stock units (plus applicable dividend equivalent units) that were awarded to them as part of their 2005-2007 long-term incentive award opportunity. This percentage of performance stock units was based upon Verizon’s TSR relative to the companies in the S&P 500 Index and Verizon’s Industry Peers, which is discussed in more detail on page 27. In 2007, the named executive officers, other than the CEO, also received a portion of their annual long-term incentive value in the form of restricted stock units. These restricted stock units are linked with Verizon's stock price and promote executive retention and alignment with shareholder value.
•	In determining the 2005-2007 performance stock unit payment for Verizon's CEO, the Committee and the Board also evaluated the Company's performance relating to four strategic initiatives and, based upon Mr. Seidenberg’s leadership with respect to these initiatives, increased his 2005-2007 performance stock unit payment by $4.6 million in addition to the amount that was determined based on the relative TSR formula for all executives.
•	In connection with their promotions, Mr. Strigl and Mr. McAdam received base salary increases in 2007.

Benchmarking

In order to assess whether the compensation opportunities are both appropriate and competitive, the Committee compared each named executive officer’s compensation opportunities to the compensation opportunities for similarly-situated executives in comparable positions at peer companies. From 2001 through 2007, the Committee has benchmarked the Company’s compensation programs against two peer groups.

•	The Industry Peers are shown in the following chart and include companies that are in Verizon’s industry sector (regardless of size) and provide wireline, wireless and broadband communications services. The Committee measured Verizon’s relative performance against the Industry Peers because these companies compete directly with Verizon for customers and are affected by similar market and regulatory conditions.

INDUSTRY PEERS

Alltel	Charter Communications	Qwest
AT&T	Citizens Communications	Sprint Nextel
Cablevision	Comcast	Time Warner
Century Tel	Level 3 Communications

•	The Market Peers are listed below and include a broader group of large, multi-faceted companies that are similar to Verizon in terms of size and structure and compete with Verizon for executive talent and against which the market compares Verizon's performance. Most of the companies in the Industry Peer group are also included in the Market Peers.

MARKET PEERS

3M	Comcast	Motorola
Alltel	Ford	Nortel
Altria	General Electric	PepsiCo
American Express	General Motors	Procter & Gamble
AT&T	Hewlett-Packard	Qwest
Boeing	Honeywell	Sprint Nextel
Bristol Myers Squibb	IBM	Time Warner
Cablevision	Intel	UTC
Cisco Systems	Johnson & Johnson	Walt Disney
Citizens Communications	Merck	Wyeth
Coca-Cola	Microsoft

For 2007, the Committee determined that target annual compensation (base salary and target annual incentive opportunities) for the named executive officers should generally be at the 50th percentile for comparable positions at the Market Peers. The Committee believed that providing the opportunity to earn this level of annual compensation, if the applicable performance measures are achieved, was appropriate to attract high-performing and experienced executives and motivate the executives to achieve the short-term performance measures. The Committee benchmarked target long-term incentive opportunities for the named executive officers between the 60th and the 75th percentile when compared to positions at the Market Peers. The Committee believed that providing the opportunity to earn this level of long-term compensation, if the relative TSR performance levels are achieved, was appropriate to align the executives’ interests with the creation of sustained long-term shareholder value.

Related Dow Peer Group

In 2007, in consideration of market trends, the Committee reevaluated the companies against which it benchmarks compensation opportunities and performance.

•	The Committee determined that, given the ongoing consolidation in the industry, the reduced number of similarly-sized industry competitors and the entry of non-traditional competitors, beginning in 2008, it will use a single group to benchmark decisions related to compensation and performance.
•	This new peer group includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest competitors that are not included in the Dow Jones Industrial Average. The current companies are listed in the following chart.

RELATED DOW PEERS

3M	Comcast	McDonald’s
Alcoa	Du Pont (E.I.)	Merck
American Express	Exxon Mobil	Microsoft
AIG	General Electric	Pfizer
AT&T	General Motors	Procter & Gamble
Bank of America	Hewlett-Packard	Qwest
Boeing	Home Depot	Sprint Nextel
Caterpillar	IBM	Time Warner
Chevron	Intel	UTC
Citigroup	Johnson & Johnson	Wal-Mart
Coca-Cola	JP Morgan Chase	Walt Disney

The Committee believes that this new peer group will better reflect the large and multi-faceted companies against which Verizon competes for executive talent and against which the market compares Verizon’s performance. This new peer group will also provide a level of continuity because it includes many of the companies in the Market and Industry Peer Groups. This new peer group is referred to as the Related Dow Peers. By using this group of similarly-sized companies as reflected in an established and recognizable index and by including Verizon’s largest industry competitors, the new peer group will provide a consistent point of comparison and will make it easier for shareholders to evaluate, monitor and understand Verizon’s compensation programs.

Elements of Compensation

Annual Compensation

Base Salary

The determination of individual base salaries is primarily based on the competitive pay practices at the Market Peers for comparable positions and also reflects the scope of the executive’s responsibility and experience. In 2007, Mr. Strigl became President and Chief Operating Officer of Verizon and Mr. McAdam became President and Chief Executive Officer of Verizon Wireless. Each of these promotions significantly increased the scope of the executive’s responsibilities. The Committee determined it was appropriate to increase Mr. Strigl’s base salary by 11.1% and Mr. McAdam’s base salary by 10.3% to reflect the increased responsibilities of their new positions consistent with competitive market data at the Market Peers.

Short-Term Incentive Plan

Under the Verizon Short-Term Incentive Plan, which is referred to as the Short-Term Plan, no awards may be paid if Verizon’s return on equity2 for the plan year does not exceed 8%, even if some or all of the performance measures are achieved. The Committee may reduce but not increase the maximum award under the Short-Term Plan for any participant. The 2007 performance measures are described below. The following summarizes the general operation of the Short-Term Plan.

•	If 100% of an annual performance measure is achieved, the participants are eligible to receive 100% of the target award opportunity with respect to that measure;
•	If performance exceeds 100% of an annual performance measure, the payout may increase up to the maximum award opportunity with respect to that measure depending on the level of performance (see Grants of Plan-Based Awards Table on page 32 for the maximum award opportunities under the Short-Term Plan);
•	If performance is below 100% of an annual performance measure but above the threshold level approved by the Committee, the Committee will decrease the payout below the target award opportunity to as low as the threshold award opportunity with respect to that measure depending on the level of performance (see Grants of Plan-Based Awards Table on page 32 for the threshold award opportunities under the Short-Term Plan); and
•	If the performance is below the threshold level for any annual performance measure, no payment for that measure is credited toward the total award. If performance for all measures is below the thresholds for the measures, no award is paid.

Each year, the Committee establishes the values of the threshold, target and maximum award opportunities under the Short-Term Plan. The values of these opportunities are primarily based on the scope of the executive’s responsibility and on the competitive pay practices at the Market Peers for comparable positions. The Committee set the 2007 target award opportunities for the named executive officers at: $3,937,500 for Mr. Seidenberg; $1,875,000 for Mr. Strigl; $945,000 for Mr. Barr; $928,125 for Ms. Toben and $900,000 for Mr. McAdam. The 2007 target award opportunities for Mr. Strigl and Mr. McAdam increased by 11.1% and 10.3% over their prior year levels as a result of their base salary increase described above. The target award opportunities for Mr. Seidenberg, Mr. Barr and Ms. Toben did not increase in 2007.

Performance Measures

In the first quarter of 2007, the Committee reviewed and approved the annual financial and operating performance measures for the corporate level and for each business segment (Verizon Wireline and Verizon Wireless), at a level the Committee considered appropriate to motivate the Company’s executives to achieve outstanding short-term results and to build value for shareholders.

The awards for Messrs. Seidenberg, Strigl and Barr and Ms. Toben were based on the level of attainment of the performance measures for Verizon corporate. The award for Mr. McAdam, the President and Chief Executive Officer of Verizon Wireless, was based upon the level of attainment of the performance measures for Verizon Wireless.

Corporate Performance Measures

The Committee approved the following 2007 corporate performance measures:

•	$2.28 for adjusted earnings per share,[3] weighted at 50% of the total award.
•	A diversity measure weighted at 5% of the total award providing that: 50% of new hires and promotions at the manager level and above consist of minority and female candidates; and that $10 million in supplier spending be directed to minority and female owned or operated firms.

2 The definition of return on equity in the Short-Term Plan excludes special items, such as extraordinary losses, and losses from discontinued operations, business combinations, changes in accounting principles and certain other items.

3 Adjusted earnings per share excludes the following items from income:

•	Merger integration costs;
•	Gain/loss on the disposition of international investments in Puerto Rico and Venezuela;
•	Access line spin-off related charges;
•	Contributions to the Verizon Foundation;
•	Taxes on foreign distributions; and
•	Severance and other related charges.

•	An income-weighted measure reflecting a composite of Verizon Wireline and Verizon Wireless performance against their performance measures, weighted at 45% of the total award.

Business Segment Performance Measures

Verizon Wireless

The Committee approved the following 2007 Verizon Wireless performance measures:

•	$37.6 billion for wireless service revenue, weighted at 20% of the total award.
•	$16.9 billion for wireless EBITDA,[4] weighted at 25% of the total award.
•	$3.6 billion for wireless net income (reflecting Verizon’s 55% ownership in Verizon Wireless), weighted at 15% of the total award.
•	An operating performance measure of 7.1 million net retail customer additions, weighted at 20% of the total award.
•	A composite customer service/network performance measure of 100, based on internal baseline testing and third-party wins, and overall customer satisfaction and loyalty, weighted at 15% of the total award.
•	A diversity measure weighted at 5% of the total award providing that: 50% of new hires and promotions at the manager level and above consist of minority and female candidates; and that $0.9 billion in supplier spending be directed to minority and female owned or operated firms.

Verizon Wireline

The Committee approved the following 2007 Verizon Wireline performance measures:

•	$50.5 billion for wireline revenue, weighted at 20% of the total award.
•	$4.7 billion for wireline operating income, weighted at 30% of the total award.
•	$1.6 billion for wireline net income, weighted at 10% of the total award.
•	Operating performance measures at Verizon Wireline, each of which was weighted at 5% of the total award:

➢	FiOS net customer additions of 1.8 million.
➢	Legacy Verizon non-enterprise retail access line losses of 1.7 million.
➢	Strategic services revenue (measuring revenue at Verizon Wireline’s most strategic growth areas) of $5.1 billion.
➢	A reduction in the ratio of payments to independent carriers as a percentage of revenue.

•	A composite customer service/network performance measure of 100, based upon provisioning, repair and maintenance, receivables management, network performance and customer engagement, weighted at 15% of the total award.
•	A diversity measure weighted at 5% of the total award providing that: 50% of new hires and promotions at the manager level and above consist of minority and female candidates; and that $1.8 billion in supplier spending be directed to minority and female owned or operated firms.

Determining the 2007 Award Payout

Verizon Corporate Results and Awards

•	Verizon reported strong 2007 results including adjusted earnings per share of $2.36, which exceeded the performance measure of $2.28.
•	110% of the diversity measure for new hires and promotions and 186% of the diversity supplier spending measure was achieved.
•	100% of the weighted business segment composite performance measure was achieved, based upon the results described below for Verizon Wireless and Verizon Wireline and income weighting of approximately 72% for Verizon Wireless and 28% for Verizon Wireline.

4 EBITDA is defined as earnings before interest, taxes, depreciation and amortization. It adds depreciation and amortization to operating income.

The Committee, and for Mr. Seidenberg, the Board, approved the following Short-Term Plan award payments based on the level of achievement of the corporate performance measures: $4,200,000 for Mr. Seidenberg; $2,000,000 for Mr. Strigl; $1,008,000 for Mr. Barr and $990,000 for Ms. Toben. This resulted in their 2007 annual incentive awards being paid at 6.7% above the target level. Generally, the annual incentive awards for Verizon’s management employees at the corporate level were based upon the same level of attainment of the performance measures used to determine the payments for Mr. Seidenberg and the other corporate level named executive officers.

Verizon Wireless Results and Awards

Verizon Wireless continued its industry-leading performance in key financial and operating areas. It reported significant growth in service revenue, EBITDA and net income and industry-leading net retail customer additions and overall customer loyalty.

•	Verizon Wireless reported $38.0 billion in service revenue, $16.9 billion in EBITDA and $3.8 billion in net income (reflecting Verizon’s 55% ownership of Verizon Wireless).
•	Verizon Wireless reported 6.9 million in net retail customer additions.
•	Verizon Wireless achieved 98% of its composite customer service/network performance measure.
•	Verizon Wireless achieved 110% of its diversity measure for new hires and promotions and 112% of its diversity supplier spending measure.

The Committee approved a Short-Term Plan award payment of $1,032,000 to Mr. McAdam based on the level of achievement of the Verizon Wireless performance measures. This resulted in his 2007 annual incentive award being paid at 14.7% above the target level. The annual incentive awards for all of Verizon Wireless’ employees were based upon the same level of attainment of the performance measures used to determine the payment for Mr. McAdam.

Verizon Wireline Results and Awards

Verizon Wireline continued to perform well in an extremely competitive market environment and continued to increase revenues in the strategic growth areas of its business.

•	Verizon Wireline reported $50.3 billion in revenue, $4.7 billion in operating income and $1.5 billion in net income.
•

Verizon Wireline reported 1.6 million in net FiOS customer additions, 2.3 million in legacy Verizon non-enterprise retail access line losses, $5.2 billion in strategic services revenue and achieved 95% of the measure with respect to reduction in the ratio of payments to independent carriers as a percentage of revenue.[5]

•	Verizon Wireline achieved 101% of its composite customer service/network performance measure.
•	Verizon Wireline achieved 104% of its diversity measure for new hires and promotions and 117% of its diversity supplier spending measure.

Long-Term Incentive Compensation – The Verizon Long-Term Incentive Plan

The Verizon Long-Term Incentive Plan, which is referred to as the Long-Term Plan, rewards participants for the creation of long-term shareholder value. For each three-year performance cycle, the Committee establishes target award opportunities stated as a percentage of base salary.

The Committee has maintained the same level of target award opportunities since 2006. Currently, long-term incentive awards consist of Performance Stock Units, referred to as PSUs, and Restricted Stock Units, referred to as RSUs. Because the PSUs and RSUs are paid in cash, the number of Verizon shares outstanding does not increase, which avoids the dilution that would result from paying the awards in stock.

For 2007, the named executive officers, other than Mr. Seidenberg, received 60% of their 2007 long-term award opportunity in the form of PSUs and 40% in the form of RSUs. The Committee believes that a combination of

5 This is a confidential measure of a targeted level of payments for services from other carriers. This measure has not been previously used in determining Short-Term Plan award payments, but was used in 2006 as a strategic business measure. Attainment of this confidential business measure in 2006 was 97%. Based on that level of prior attainment, and based on the higher level of difficulty of the 2007 measure, the Committee believed that attainment of this measure at 100% would be more difficult than in 2006.

PSUs and RSUs links compensation with Verizon's stock value and performance over a three-year period and helps to retain highly-qualified executives. Because the Committee believes that the CEO has the primary responsibility for increasing the value of Verizon’s stock, 100% of Mr. Seidenberg’s long-term incentive opportunity has consisted of PSUs. For each of the last three performance cycles, his award has included an opportunity to increase his payout based upon the Company’s performance relating to certain strategic initiatives.

The Committee also has the authority to grant special awards. In 2007, the Committee recognized Mr. Strigl’s promotion to President and Chief Operating Officer and granted him a special RSU award valued at $3,000,024 on the date it was granted. The terms of this award generally provide that, in order for the award to become payable, Mr. Strigl must be continuously employed by Verizon for two years from the grant date.

The following table provides a summary of the long-term incentive awards granted during 2007. A description of the 2007 PSU and RSU awards, including the performance requirements, follows the table. A discussion of the level of performance attainment for the 2005 PSUs is also provided on pages 27-28.

			Award Mix at Target
Name	2007 Target Award Value in Total	Target % of Base Salary	PSUs (Based on Relative TSR)	RSUs	Special RSU Award
I. Seidenberg	$13,125,200	625%	100%*	0%	No
D. Strigl	$7,812,800	625%	60%	40%	$3,000,024
W. Barr	$4,410,660	525%	60%	40%	No
D. Toben	$4,331,620	525%	60%	40%	No
L. McAdam	$4,200,520	525%	60%	40%	No

* The Committee has the discretion to recommend that the Board increase the value of Mr. Seidenberg’s award based upon performance relating to strategic initiatives.

2007 PSUs and RSUs

The Committee determines the number of PSUs a participant earns based on Verizon's TSR for a three-year performance cycle relative to the TSR of:

•	The companies in the Industry Peer Group (60% weight); and
•	The companies in the S&P 500 index (40% weight).

In determining the PSU award payouts, the Committee has historically used the companies in the S&P 500 Index in lieu of the Market Peers in order to benchmark against the stock performance of a broader, recognized market index.

The following table shows the potential payout of PSU opportunities for the 2007-2009 performance cycle based on a range of relative TSR positioning compared with the Industry Peers and the companies in the S&P 500 Index.

		Verizon’s Relative TSR Position Compared to S&P 500 Index
		less than 20th percentile	20th percentile	50th percentile	55th percentile	75th percentile	100th percentile
Verizon’s Relative TSR Position Compared to Industry Peers	less than 20th percentile	0%	16%	40%	44%	60%	80%
	20th percentile	18%	34%	58%	62%	78%	98%
	50th percentile	45%	61%	85%	89%	105%	125%
	55th percentile	60%	76%	100%	104%	120%	140%
	75th percentile	90%	106%	130%	134%	150%	170%
	100th percentile	120%	136%	160%	164%	180%	200%

As the chart illustrates, the target award would be achieved if Verizon’s results were at the 55th percentile when compared to the Industry Peers and the 50th percentile when compared to the companies in the S&P 500 Index.

As a complement to the 2007 PSU awards, the Committee granted RSU awards to the named executive officers other than Mr. Seidenberg. These 2007 RSU awards are payable at the end of the three-year award cycle and provide a retention-oriented award linked with Verizon's stock price.

The Committee may recommend that the Board increase the payout of Mr. Seidenberg’s 2007 PSU award based on an evaluation of the Company’s performance during the three-year performance cycle relating to the following strategic areas: Verizon’s succession plan (development and retention of executive leadership team); maintaining and growing Verizon’s market leadership positions with respect to corporate reputation, brand recognition, and broadband and wireless growth; and the successful passage and implementation of key legislative and regulatory initiatives. The Committee did not weight these strategic initiatives. The Committee has the discretion to recommend to the Board whether and to what degree the award should be increased. However, if Verizon does not achieve the threshold TSR level, the Board may not authorize any payment of Mr. Seidenberg’s 2007 PSU award (including any portion relating to these strategic initiatives). The total payout for Mr. Seidenberg’s 2007 PSU award, including the value of any discretionary payment, may not exceed two times his target value of $13.125 million.

Payment of 2005 PSU Awards

Named Executive Officers and All Other Plan Participants.  Over the three-year performance period ending on December 31, 2007, Verizon’s TSR ranked in the 44th percentile when compared to the S&P 500 companies and in the 46th percentile when compared to the Industry Peers. As a result of this relative performance, the Committee approved in 2008 a payment of 76% of the target number of PSUs awarded for the 2005-2007 performance cycle to all participants, including the named executive officers. Because Verizon’s relative TSR was below the 55th percentile when compared to the Industry Peers and below the 50th percentile when compared to the companies in the S&P 500, participants were paid less than 100% of the target award opportunity.

Mr. Seidenberg.  As a participant in the Long-Term Plan, Mr. Seidenberg received a payment of 76% of the target number of PSUs for the three-year performance period ending on December 31, 2007. In addition, the Committee had the discretion to recommend that the Board increase his payout for the 2005-2007 performance cycle based on performance with respect to the following strategic initiatives: synergy savings goals relating to the launch of Verizon Business; Wireless growth; passage of key legislation and FiOS and broadband growth. The Committee did not assign any specific weighting to these initiatives. Mr. Seidenberg’s award provided that the total payout for the 2005-2007 performance cycle, including the payment relating to the strategic initiatives, could not exceed his maximum award opportunity. In assessing whether an increased payment was appropriate, the Committee and the Board considered Mr. Seidenberg’s leadership, guidance and contribution to achieving the following industry leading results and accomplishments.

•	The Company completed its merger with MCI in January 2006. During 2006 and 2007, Verizon’s Wireline business generated operating benefits from combining its sales force with MCI’s and from product and systems integration programs. As a result of the acquisition of MCI, Verizon achieved productivity improvements and merger synergies that contributed to a savings that was 30% above the synergy savings goal announced at the time of the MCI merger. In addition, Verizon expanded its Ethernet and VoIP offerings in the U.S. and abroad, opened the new Government Network Operations and Security Center and launched a fully-integrated Customer Center.
•

Verizon realized an average consolidated pro forma[6] revenue growth of 5% during 2006 and 2007 and 17% average revenue growth at Verizon Wireless during 2006 and 2007, which led the wireless industry. In addition, Verizon Wireless added a market leading total of 14.6 million retail customers for 2006 and 2007.

•	In connection with key legislative initiatives, Verizon has obtained over 1,000 video franchises covering 12.5 million households in 17 states, including California, Florida, Massachusetts, New Jersey, New York, Texas and Virginia.
•	At the end of 2007, Verizon’s FiOS video service was available for sale at 5.9 million premises and Verizon added a total of 3.1 million broadband connections for 2006 and 2007.

After evaluating the Company’s performance relating to these strategic initiatives, the Committee recommended and the Board approved paying Mr. Seidenberg’s 2005 PSU award at 104% of target. This represented an

6 Revenues on a pro forma basis are calculated as if Verizon and MCI had merged on January 1, 2005.

increase of $4.6 million over the amount that was payable to Mr. Seidenberg based solely on Verizon's relative TSR performance over the 2005-2007 performance cycle.

As previously noted, the Committee encourages a pay-for-performance environment by linking long-term compensation opportunities to the creation of sustained shareholder value. The Committee reviews the potential payouts for varying levels of performance under the Long-Term Plan to ensure that they are consistent with aligning executive compensation with the creation of shareholder value. During the three-year period through 2007, under Mr. Seidenberg’s leadership, Verizon delivered a 28% return to shareholders. In addition, during this period Verizon made significant capital investments in its business to help ensure future growth opportunities in its most strategic areas. The Committee recommended and the Board concluded that the total payment to Mr. Seidenberg of $17 million for the 2005-2007 performance period was consistent with the level of value created for shareholders over this three-year period.

Other Elements of the Total Compensation Program

Transportation

The Company provides certain aircraft and ground transportation benefits to enhance the safety and security of certain of the named executive officers. Additional information on company-provided transportation is included in footnote 5 to the Summary Compensation Table on page 31.

Executive Life Insurance

The Company offers the named executive officers and other executive employees the opportunity to participate in a supplemental executive life insurance program in lieu of participation in the Company’s basic and supplemental life insurance programs. Additional information on this program is provided in footnote 5 to the Summary Compensation Table on page 31.

Financial Planning

The Committee approved a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executive employees. Additional information on this program is provided in footnote 5 to the Summary Compensation Table on page 31.

Retirement Benefits

Effective June 30, 2006, Verizon stopped all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. The Committee determined that guaranteed pay in the form of supplemental executive retirement benefits was not consistent with the Company’s pay-for-performance culture. These legacy retirement benefits previously provided by Verizon to its named executive officers are described in more detail in the footnotes accompanying the retirement plan tables on pages 34-35.

During 2007, all of Verizon’s management employees, including the named executive officers, were eligible to participate in the Company’s tax-qualified and nonqualified savings plan. These plans are described in the section entitled Defined Contribution Savings Plans on page 35.

Other than the benefits mentioned above, the Company provides no other compensation or benefits to its named executive officers.

Tax and Accounting Considerations

Federal income tax law prohibits publicly held companies from deducting certain compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the Committee pursuant to a plan approved by the Company’s shareholders.

The Committee has been advised by management that compensation paid to the named executive officers under the Short-Term Plan currently meets the performance-based exception and is fully deductible. In addition, the Committee has been advised by management that to the extent PSUs are paid for the 2005-2007 and 2006-2008 performance cycles based upon Verizon’s relative TSR, such payments meet the performance-based exception and will be fully deductible. However, the compensation that will be paid for the 2007-2009 performance cycle under the Long-Term Plan will not qualify for a deduction because the categories of performance measures under the Long-Term Plan were last approved by shareholders in 2001. Management has advised the Committee that any resulting loss of a tax deduction will not be material to Verizon’s overall tax liability. The Committee retains the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders including determining when to request shareholder approval of the Verizon incentive plans and when to award compensation that may not qualify for a tax deduction.

The Committee also considers the effect of certain accounting rules on the various compensation programs available to the named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of the Company and its shareholders. Because the PSUs and RSUs are paid in cash, the number of Verizon shares outstanding does not increase, which avoids the dilution that would result from paying the awards in stock. The Committee has been advised by management that the impact of the variable accounting treatment required for those awards (as opposed to fixed accounting treatment) will depend on future stock performance.

Stock Ownership Guidelines

To strengthen the alignment of management and shareholder interests, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels.

•	These guidelines require the CEO to maintain share ownership equal to at least five times his base salary and require the other named executive officers to maintain share ownership equal to at least four times their base salaries.
•	Executives must achieve the guideline level of ownership within five years of being promoted to that position. The guidelines also prohibit an executive from short-selling or engaging in any financial activity where they would benefit from the decline of Verizon’s stock price.
•	In 2007 all of the named executive officers were in compliance with the stock ownership guidelines.

In determining whether an executive meets the required ownership level, the calculation included the executive’s outstanding PSUs and RSUs, any shares held by the executive directly or through a broker, shares held through the Verizon 401(k) plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock.

Beginning in 2008, all previously granted and future PSUs and RSUs that are payable in cash no longer count toward meeting these guidelines. Executives who are subject to these revised guidelines are required to meet the ownership level for their position within three years.

Employment Agreements, Severance and Change in Control Benefits

When the Verizon merger was completed in 2000, the Company negotiated and entered into employment agreements with Messrs. Strigl and Barr, who were executive officers of the Company. The Committee believed that it was important to ensure that these individuals would continue to lead the Company and provide the expertise and continuity that were critical to the Company’s success. The Company also entered into an employment agreement with Ms. Toben, who was a senior executive, but not an executive officer, at that time. In addition, Verizon Wireless entered into an employment agreement with Mr. McAdam, who was a senior executive of Verizon Wireless, but not an executive officer of Verizon, at that time.

The compensation levels established under each of the employment agreements reflected the Company’s general compensation practices, as applicable to each individual’s position, at the time the agreements were entered into. The severance benefits established, and the circumstances under which they would be payable, are appropriate based on each executive’s position and tenure with the Company, and competitive practices in effect among the Market Peers at the time of execution of the agreements. Consistent with these competitive practices, the definitions of “cause” and “good reason” incorporated into the agreements were selected to assure that the executives would be fairly compensated in the event that the Company denied them the opportunity to fulfill the terms of their agreements, or materially altered the terms and conditions under which they were to perform their services. The terms and conditions of these severance benefits are described in more detail in the severance and change in control tables on pages 37-41. Since the merger in 2000, the Committee has generally not provided new employment agreements. However, the Committee has retained the ability to offer employment agreements in the future if it deems that it is appropriate and in the best interests of the Company and its shareholders. In addition, the Committee continues to honor employment agreements that have been in effect since the merger or that have been subsequently renewed.

In 2007, to better define the elements of severance pay, the Committee revised its policy that requires shareholders to approve or ratify any new employment agreement or severance agreement with an executive officer which provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan incentive payment. The revised policy specifies that any lump-sum cash severance payment includes payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly-situated management employees and payments in excess of, or outside, the terms of a Company plan or policy.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Ivan G. Seidenberg	2007	2,100,000	0	19,198,033	0		4,200,000	203,231	852,312	26,553,576
Chairman & CEO	2006	2,100,000	0	13,076,534	0		4,252,500	1,097,288	734,432	21,260,754

Dennis F. Strigl	2007	1,250,000	0	14,562,022	0		2,000,000	32,321	615,797	18,460,140
President & COO	2006	1,125,000	0	10,305,507	0		2,148,750	537,778	484,200	14,601,235

William P. Barr	2007	840,000	0	7,480,222	0		1,008,000	80,990	281,402	9,690,614
Executive Vice President &	2006	840,000	0	6,298,436	0		1,020,600	313,774	230,990	8,703,800
General Counsel

Doreen A. Toben	2007	825,000	0	7,346,677	0		990,000	20,788	282,860	9,465,325
Executive Vice President & CFO	2006	825,000	0	6,175,549	0		1,002,375	284,787	214,347	8,502,058

Lowell C. McAdam	2007	800,000	0	8,507,034	7,210,476	[2]	1,032,000	207,429	332,224	18,089,163
Executive Vice President &
President & CEO
Verizon Wireless Joint Venture

[1]

This column reflects the accounting expense that the Company incurred in 2007 in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R) for the outstanding PSUs and RSUs granted to the named executive officers in 2007, 2006 and 2005. The accounting expense includes: the entire grant date fair value of the 2007 awards; the change in the value of the 2007 and 2006 PSU awards using an estimated performance attainment of 85% of the target award value; the change in the performance attainment for the 2005 PSUs as described on pages 27-28, calculated using $43.69, the closing price of Verizon's common stock on December 31, 2007; dividend equivalents on the outstanding awards; and the effect of the 17.3% increase in Verizon’s stock price in 2007. In addition, the accounting expense includes for Mr. Strigl, one-half vesting of his special 2007 RSU award and for Mr. McAdam, one-third vesting of his 2005 and 2006 PSU and RSU awards. The 2007 accounting expense is also based on the assumptions described in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2007, as included in the Company’s 2007 Annual Report to Shareowners.

[2]

This amount reflects the accounting expense that the Company incurred in 2007 in accordance with SFAS No. 123(R) for partnership value appreciation rights previously granted to Mr. McAdam under the 2000 Verizon Wireless Long-Term Incentive Plan. The accounting expense is based on the assumptions described in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2007, as included in the Company’s 2007 Annual Report to Shareowners.

[3]	This column reflects the 2007 Short-Term Plan award paid to the named executive officers in February 2008, as described on pages 24-25.
[4]

For Messrs. Seidenberg, Strigl, Barr and McAdam, the amount shown in this column reflects the sum of the change in the actuarial present value for the frozen defined benefit plans and the above-market earnings on nonqualified deferred compensation plans as follows: $131,691 and $71,540 for Mr. Seidenberg; $13,539 and $18,782 for Mr. Strigl; $41,426 and $39,564 for Mr. Barr; and $205,260 and $2,169 for Mr. McAdam. For

Ms. Toben, there was a reduction of $38,181 in pension value based on the applicable calculation formula and accordingly, the amount shown in this column only reflects above market earnings.
[5]	The following table provides the detail for 2007 compensation reported in the “All Other Compensation” column:

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Financial Planning Allowance[c] ($)	Personal Travel[d] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[e] ($)	Taxes Associated with Personal Travel and Life Insurance[f] ($)	All Other Compensation Total ($)
Mr. Seidenberg	149,023	9,130	10,000	0	12,462	431,395	135,050	105,252	852,312
Mr. Strigl	137,889	13,485	10,000	8,354	15,700	220,959	109,018	100,392	615,797
Mr. Barr	10,317	0	10,000	0	12,462	116,966	73,912	57,745	281,402
Ms. Toben	39,889	0	9,500	0	14,600	113,315	56,630	48,926	282,860
Mr. McAdam	5,113	0	10,000	8,354	20,100	138,567	76,885	73,205	332,224

a)

The incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2007 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

b)

The incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles (ii) multiplying the total 2007 personal miles by the incremental vehicle cost per mile and (iii) adding the incremental driver cost (the 2007 driver hours for personal use multiplied by the driver’s hourly rate).

c)

The Company provides each of the named executive officers with a financial planning allowance equal to the Company’s payment for the services, up to $10,000. Because Mr. Seidenberg’s benefit is provided under a predecessor company’s program, he receives imputed income on 100% of the value reported. All of the other named executive officers participate in Verizon's financial planning program and receive imputed income on 50% of the value reported.

d)	The incremental cost of personal travel is equal to the direct expenses related to lodging, ground transportation, meals and other travel-related items.
e)

Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to general management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive an amount that covers part of the premium, which is shown in this column. Executives who choose not to participate in the executive life insurance program do not receive a payment. For Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam, the executive life insurance policy provides a death benefit equal to five times the sum of the executive’s base salary plus their short-term incentive opportunity at the threshold level if the executive dies before the earlier of the fifth anniversary of their retirement date or the date on which the executive reaches age 65, or age 60 in the case of Mr. McAdam who is a new participant in the Verizon plan. If an executive continues the policy after the earlier of those dates, the death benefit is reduced to two times (three times in the case of Mr. Barr as a result of the preservation of his benefit under the GTE Corporation, a predecessor company, (GTE) executive life insurance plan) the executive’s base salary as of such earlier date. For Mr. Seidenberg, the executive life insurance policy provides a death benefit equal to approximately $10 million as a result of the preservation of his benefit under the NYNEX Corporation, a predecessor company, (NYNEX) plan.

f)

For Mr. Seidenberg, Mr. Barr and Ms. Toben, the amount in this column is the tax gross-up associated with the payment they received from Verizon to cover part of the premium for executive life insurance. For Mr. Strigl and Mr. McAdam, respectively, the amount in this column is the tax gross-up of $6,206 and $6,188 associated with personal travel, and the tax gross-up of $94,186 and $67,017 associated with the payment they received from Verizon to cover part of the premium for executive life insurance.

Plan-Based Awards

The following table provides information as to the awards granted during 2007 under the Short-Term Incentive Plan and the Long-Term Incentive Plan to each named executive officer.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
Name (a)	Type of Award[1]	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Seidenberg	STIP	—	2,625,000	3,937,500	5,250,000
	PSU	2/1/2007				62,154	388,463	600,823				13,125,200
Mr. Strigl	STIP	—	1,250,000	1,875,000	2,500,000
	PSU	2/1/2007				22,198	138,740	277,480				4,687,680
	RSU	2/1/2007							82,240			3,125,120
	RSU	2/1/2007							78,948			3,000,024
Mr. Barr	STIP	—	630,000	945,000	1,260,000
	PSU	2/1/2007				12,532	78,322	156,644				2,646,320
	RSU	2/1/2007							46,430			1,764,340
Ms. Toben	STIP	—	618,750	928,125	1,237,500
	PSU	2/1/2007				12,307	76,917	153,834				2,598,820
	RSU	2/1/2007							45,600			1,732,800
Mr. McAdam	STIP	—	600,000	900,000	1,200,000
	PSU	2/1/2007				11,934	74,589	149,178				2,520,160
	RSU	2/1/2007							44,220			1,680,360

[1]	These awards are described in the Compensation Discussion and Analysis on pages 23-27.
[2]	The actual amount awarded was paid in February 2008 and is shown in column (g) of the Summary Compensation Table on page 30.
[3]

The PSUs granted in 2007 will accrue quarterly dividends that will be reinvested in the participant’s account as additional PSUs. Each PSU is credited with the same dividend that is paid on a share of Verizon's common stock. PSUs and the applicable dividend equivalents are paid to the extent that Verizon's relative TSR meets or exceeds threshold performance objectives.

[4]

The RSUs granted in 2007 to the named executive officers are included in this column. Each RSU is credited with the same dividend that is paid on a share of Verizon's common stock and these dividends will be reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment.

[5]	This column reflects the dollar value of the PSUs and RSUs based on the closing price of Verizon’s common stock on February 1, 2007, the grant date.

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($) (j)	Grant Date
Mr. Seidenberg	171,378	0	0	44.45	1/27/2008	0	0	435,366	19,021,141	3/3/2006
	608,827	0	0	53.87	1/26/2009	0	0	355,688	15,540,009	2/1/2007
	547,949	0	0	57.22	1/25/2010	0	0	0	0
	672,750	0	0	41.88	6/30/2010	0	0	0	0
	812,371	0	0	54.32	1/10/2011	0	0	0	0
	779,251	0	0	47.03	1/23/2012	0	0	0	0
	509,427	0	0	37.24	2/2/2013	0	0	0	0
	484,690	0	0	35.51	2/3/2014	0	0	0	0
Mr. Strigl	28,318	0	0	63.71	1/27/2008	99,645	4,353,490	149,467	6,530,213	2/1/2006
	133,948	0	0	53.87	1/26/2009	84,690	3,700,106	127,034	5,550,115	2/1/2007
	131,507	0	0	57.22	1/25/2010	81,299	3,551,953	0	0	2/1/2007
	414,000	0	0	41.88	6/30/2010	0	0	0	0
	253,885	0	0	54.32	1/10/2011	0	0	0	0
	259,785	0	0	47.03	1/23/2012	0	0	0	0
	219,316	0	0	35.51	2/3/2014	0	0	0	0
Mr. Barr	77,277	0	0	43.07	2/17/2008	62,499	2,730,581	93,748	4,095,850	2/1/2006
	83,843	0	0	51.51	2/15/2009	47,813	2,088,950	71,714	3,133,185	2/1/2007
	93,944	0	0	53.97	2/9/2010	0	0	0	0
	310,500	0	0	41.88	6/30/2010	0	0	0	0
	201,411	0	0	54.32	1/10/2011	0	0	0	0
	200,169	0	0	47.03	1/23/2012	0	0	0	0
	154,939	0	0	37.24	2/2/2013	0	0	0	0
	151,834	0	0	35.51	2/3/2014	0	0	0	0
Ms. Toben	33,493	0	0	44.45	1/27/2008	61,391	2,682,173	92,081	4,023,019	2/1/2006
	91,079	0	0	53.87	1/26/2009	46,958	2,051,595	70,427	3,076,956	2/1/2007
	85,697	0	0	57.22	1/25/2010	0	0	0	0
	134,550	0	0	41.88	6/30/2010	0	0	0	0
	129,468	0	0	54.32	1/10/2011	0	0	0	0
	128,650	0	0	47.03	1/23/2012	0	0	0	0
	144,382	0	0	37.24	2/2/2013	0	0	0	0
	127,177	0	0	35.51	2/3/2014	0	0	0	0
Mr. McAdam[4]	197,530	0	0	30.00	7/10/2010	52,082	2,275,463	78,129	3,413,456	2/1/2006
	376,331	0	0	16.69	10/15/2011	45,537	1,989,512	68,295	2,983,809	2/1/2007
	420,863	0	0	13.89	3/31/2014	0	0	0	0

[1]

The 2007 and 2006 RSUs vest on December 31, 2009 and December 31, 2008, respectively. Mr. Strigl's special RSU award of 81,299 units vests on January 31, 2009. This column includes the estimated dividend equivalents. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment.

[2]

The 2007 and 2006 PSUs vest on December 31, 2009 and December 31, 2008, respectively. This column includes the estimated dividend equivalents. PSUs and the applicable dividend equivalents are paid to the extent that Verizon’s relative TSR meets or exceeds threshold performance objectives.

[3]	The value of these awards was calculated by using a share price of $43.69, the closing price of Verizon’s common stock on December 31, 2007.
[4]

Each option award listed for Mr. McAdam represents unexercised partnership value appreciation rights granted by Verizon Wireless, his employer on the date the rights were granted. Upon exercise, these rights enable Mr. McAdam to receive a cash amount equal to the difference between the then current value of the corresponding Verizon Wireless partnership units over the exercise price for such rights as reported in the table. The Option Awards section of the table sets forth the number of unexercised partnership value appreciation rights held by Mr. McAdam at year-end, the exercise price and expiration date of each award. The values in the Stock Awards section of the table are attributable to grants of Verizon RSUs and PSUs.

Value Realized from Stock Options and Certain Stock-Based Awards

The following table reports the number of options exercised and the value that each named executive officer realized in 2007 and the value realized in 2007 from the following stock-based awards:

•	2005 PSUs that vested on December 31, 2007;
•	2005 RSUs that vested on December 31, 2007 for Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam.

In 2008, based on the Company's relative TSR, the Human Resources Committee approved a payment of 76% of the target number of PSUs granted for the 2005-2007 performance cycle for all participants, including the named executive officers. Verizon's TSR ranked in the 44th percentile when compared to the companies in the S&P 500 Index and in the 46th percentile when compared to the Industry Peers over that same period. For Mr. Seidenberg, the Board approved his 2005 PSU award payment, including that portion relating to strategic initiatives, as described on pages 27-28. As of December 31, 2007, the value of the 2005 PSUs for Mr. Seidenberg, Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam was $17,000,000, $4,613,993, $2,893,801, $2,842,140 and $2,015,566, respectively. The value of the 2005 RSUs for Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam was $4,047,361, $2,538,422, $2,493,279 and $1,767,867, respectively.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Seidenberg	198,416	162,342	389,105	17,000,000
Mr. Strigl	307,471	1,842,093	198,246	8,661,354[1]
Mr. Barr	262,641	887,228	124,336	5,432,223
Ms. Toben	72,287	285,051	122,120	5,335,419[1]
Mr. McAdam	0	0	86,597	3,783,433

[1]

Mr. Strigl deferred 50% of his RSU award in the amount of $2,023,681 and Ms. Toben deferred 100% of her RSU award in the amount of $2,493,279 into the Verizon Executive Deferral Plan described on page 35.

Retirement Plans

The following table illustrates the actuarial present value as of December 31, 2007 of pension benefits accumulated by the named executive officers.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. Seidenberg	Verizon Management Pension Plan	42	1,575,177	0
	Verizon Excess Pension Plan	3	1,219,836	0
Mr. Strigl	Verizon Management Pension Plan	19	308,790	0
	Verizon Excess Pension Plan	3	571,533	0
Mr. Barr	Verizon Management Pension Plan	13	306,583	0
	Verizon Excess Pension Plan	3	379,581	0
Ms. Toben	Verizon Management Pension Plan	36	1,336,858	0
	Verizon Excess Pension Plan	3	325,137	0
Mr. McAdam[2]	Verizon Wireless Retirement Plan - Qualified	24	475,631	0
	Verizon Wireless Retirement Plan - Nonqualified	10	707,998	0

[1]

The value of the pension benefit is based on the assumptions for SFAS No. 87 as described in note 15 to the Company’s consolidated financial statements for the year ended December 31, 2007, as included in the Company’s 2007 Annual Report to Shareowners. However, in accordance with the requirements for this table, the values are calculated at the earliest unreduced retirement age under the plan. For Mr. McAdam, the assumptions are generally the same as described above except for the discount rate, which was 6.25%.

Until June 30, 2006, Mr. Seidenberg, Mr. Strigl and Ms. Toben were eligible to receive pension benefits under either (i) a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service or (ii) a highest average pay formula based on 1.35% of the executive's average annual eligible pay for the five highest consecutive years for each year of service. Under the cash balance formula, a participant's account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. As a former employee of GTE, Mr. Barr was eligible to earn a pension under a modified highest average pay formula until May 31, 2004. The modified highest average pay formula was based on the better of the 1.35% formula referenced above or a formula that was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level of $41,700 and 1.45% above the social security integration level. Both highest average pay formulas were discontinued on May 31, 2004, for all former GTE employees who did not have 10 years of service as of January 1, 2002, and Mr. Barr ceased to accrue a pension under those formulas. Mr. Barr was eligible to earn a pension under the cash balance formula from January 1, 2002 until June 30, 2006. Mr. McAdam was not eligible for benefits under the Verizon Management Pension Plan because he was employed by Verizon Wireless prior to January 1, 2007. Eligible pay under the Verizon Management Pension Plan consisted of the employee's base salary and short-term incentives, up to the Internal Revenue Service qualified plan compensation limit.

Pension benefits for all eligible pay in excess of the IRS limit were provided under the Verizon Excess Pension Plan, the Company’s nonqualified defined benefit retirement plan, based on the cash balance formula. Mr. McAdam was not eligible for benefits under the Verizon Excess Pension Plan because he was employed by Verizon Wireless prior to January 1, 2007. As previously noted, all accruals under both the Verizon Management Pension Plan and the Verizon Excess Pension Plan were frozen as of June 30, 2006.

[2]

In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan. Mr. McAdam's tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant's account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and short-term incentives. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan. Mr. McAdam is no longer accruing any additional benefits under this plan.

Defined Contribution Savings Plans

During 2007, the named executive officers were eligible to participate in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan.

The named executive officers are permitted to defer up to 16% of their eligible pay into the Savings Plan, up to the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay that a participant contributes to the Savings Plan. Plan participants whose compensation exceeds the IRS compensation limit can generally contribute additional amounts into the Deferral Plan, and Verizon provides a matching contribution in that plan similar to the matching contribution in the Savings Plan. Compensation eligible for deferral under the Deferral Plan includes 100% of base salary in excess of the IRS compensation limit, short-term incentive compensation and long-term incentive compensation. Deferrals of long-term incentive compensation are not eligible for Company matching contributions.

The named executive officers who participate in the Savings Plan and the Deferral Plan are eligible for an additional discretionary matching contribution of up to 3% of eligible pay. In determining any additional discretionary matching contribution, the Company intends to use the same criteria that determine the short-term incentive award that is received by employees at the corporate level. For example, if the Short-Term Plan award for corporate employees is paid at target, employees who participate in the Savings Plan and employees who participate in the Deferral Plan would be eligible for an additional 1.75% in Company matching contributions. Employees must contribute at least 6% of their eligible pay to the Savings Plan and the Deferral Plan in order to be eligible for the full discretionary matching contribution. For 2007, based upon the Company’s performance, a 2% discretionary matching contribution was approved.

The following table shows the 2007 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings and the aggregate balance of his or her total deferral account as of December 31, 2007.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE[4] ($) (f)
Mr. Seidenberg	367,650	431,395	5,769,707		0	53,517,866	[5]
Mr. Strigl	190,425	220,959	850,863		0	11,887,346
Mr. Barr	98,136	116,966	1,271,646		0	17,533,491
Ms. Toben	1,040,138	113,315	724,580		0	14,235,085
Mr. McAdam	96,814	138,567	175,118	[3]	0	2,891,487	[3]

[1]

Of the amounts listed in this column, the following amounts are included in the Summary Compensation Table in columns (c) and (j): for Mr. Seidenberg, $112,500; for Mr. Strigl, $61,500; for Mr. Barr, $36,900; for Ms. Toben, $138,000; and for Mr. McAdam, $34,500.

2 The amounts listed in this column are included in columns (i) and (j) of the Summary Compensation Table.

[3]

For Mr. McAdam, column (d) includes $112,206 in earnings under the Verizon Wireless nonqualified deferred compensation plan and column (f) includes $1,911,880 of aggregate balance under the Verizon Wireless nonqualified deferred compensation plan. Mr. McAdam is no longer an active participant in that plan.

[4]

The aggregate balances shown in column (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous proxy statements of the registrant:

•	For Mr. Seidenberg, a total of $39,125,416 was reported (1998 to 2007);
•	For Mr. Strigl, a total of $10,552,233 was reported (2001 to 2007);
•	For Mr. Barr, a total of $2,817,764 was reported (2003 to 2007); and
•	For Ms. Toben, a total of $8,888,690 was reported (2003 to 2007).
[5]	For Mr. Seidenberg, approximately 40% of his aggregate balance is invested in Verizon share units.

Potential Payments upon Termination or Change in Control

As described on page 29, Verizon does not generally provide new employment agreements. Mr. Seidenberg’s employment agreement expired in 2004 and was not replaced. Accordingly, Mr. Seidenberg is not eligible for any severance benefits upon his termination from service, including if he is terminated following a Change in Control. Pursuant to the terms of Mr. Seidenberg's Long-Term Plan award agreements, he has agreed not to compete or interfere with any Verizon business for a period of two years after his termination from employment, and he has agreed always to protect Verizon's trade secrets and proprietary information. Like all other plan participants, if Mr. Seidenberg retires voluntarily, he is eligible for a prorated Short-Term Plan award for the year in which he retires. Mr. Seidenberg is also eligible for vesting and payment of outstanding Long-Term Plan awards on the regularly scheduled dates. PSUs will be paid to the extent that Verizon's relative TSR meets or exceeds threshold performance objectives.

Verizon has employment agreements with Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam which provide separation benefits under certain circumstances, including a Change in Control. Under the employment agreements, a Change in Control will occur if:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock; or
•	Verizon consummates a merger, consolidation, reorganization, or any other business combination; or
•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a Change in Control will not occur if:

•	Verizon’s voting stock outstanding immediately before the transaction will represent at least forty-five percent of the combined voting power of the parent corporation that survives the transaction;
•	Verizon Directors will constitute at least one-half of the board of directors of the surviving parent corporation;
•	Verizon’s CEO will be the CEO of the surviving parent corporation; and
•	The headquarters of the surviving parent corporation will be located in New York, New York.

Severance and Change in Control Benefits

The following tables show the specific potential payments that would have been made to each of the named executive officers if a termination, death, disability or a Change in Control had occurred on December 31, 2007.

The following tables do not include amounts payable upon termination for retirement benefits and accrued balances under any nonqualified deferred compensation plan, which are described above in the Pension Benefits and Nonqualified Deferred Compensation tables on pages 34 and 36, respectively. The footnotes appear on pages 40-41 following the tables.

Mr. Seidenberg

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason or Change in Control ($)	Change in Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	NA	0	0	0
Short-term Incentive	3,937,500	3,937,500	0	NA	3,937,500	3,937,500	3,937,500
Long-term Incentives[1]
Performance Stock Units
2006 PSU Grant	16,167,969	16,167,969	0	NA	19,021,141	16,167,969	16,167,969
2007 PSU Grant	13,209,007	13,209,007	0	NA	15,540,009	13,209,007	13,209,007
Employment Agreement	NA	NA	NA	NA	NA	NA	NA
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	NA	0	0	1,155,665
Executive Life Insurance[4]	2,413,083	2,413,083	0	NA	0	10,051,000	2,413,083
Tax Gross-up5	1,880,659	1,880,659	0	NA	0	0	1,880,659
Financial Planning	10,000	10,000	0	NA	0	10,000	10,000
Aircraft Usage[6]	736,350	736,350	0	NA	0	0	0
280G Tax Gross-up	NA	NA	NA	NA	NA	NA	NA
Total	38,354,568	38,354,568	0	NA	38,498,650	43,375,476	38,773,883

Mr. Strigl

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Termination For Change in Control ($)	Change in Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0	0
Short-term Incentive	1,875,000	1,875,000	0	1,875,000	1,875,000	1,875,000	1,875,000	1,875,000
Long-term Incentives[1]
Performance Stock Units
2006 PSU Grant	5,550,681	5,550,681	0	5,550,681	6,530,213	6,530,213	5,550,681	5,550,681
2007 PSU Grant	4,717,598	4,717,598	0	4,717,598	5,550,115	5,550,115	4,717,598	4,717,598
Restricted Stock Units
2006 RSU Grant	4,353,490	4,353,490	0	4,353,490	4,353,490	4,353,490	4,353,490	4,353,490
2007 RSU Grant	3,700,106	7,252,059	0	7,252,059	7,252,059	7,252,059	7,252,059	7,252,059
Employment Agreement[2]	0	17,500,000	0	17,500,000	17,500,000	0	17,500,000	16,331,552
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	0	1,168,448
Executive Life Insurance[4]	637,461	637,461	0	637,461	637,461	0	12,500,000	637,461
Tax Gross-up5	550,724	550,724	0	550,724	550,724	0	0	550,724
Financial Planning	10,000	10,000	0	10,000	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	14,500	0	0	0
280G Tax Gross-up7	0	0	0	0	0	0	0	0
Total	21,395,060	42,461,513	0	42,461,513	44,273,562	25,560,877	53,758,828	42,447,013

Mr. Barr

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Termination For Change in Control ($)	Change in Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0	0
Short-term Incentive	945,000	945,000	0	945,000	945,000	945,000	945,000	945,000
Long-term Incentives[1]
Performance Stock Units
2006 PSU Grant	3,481,473	3,481,473	0	3,481,473	4,095,850	4,095,850	3,481,473	3,481,473
2007 PSU Grant	2,663,207	2,663,207	0	2,663,207	3,133,185	3,133,185	2,663,207	2,663,207
Restricted Stock Units
2006 RSU Grant	2,730,581	2,730,581	0	2,730,581	2,730,581	2,730,581	2,730,581	2,730,581
2007 RSU Grant	2,088,950	2,088,950	0	2,088,950	2,088,950	2,088,950	2,088,950	2,088,950
Employment Agreement[2]	0	10,080,000	0	10,080,000	10,080,000	0	10,080,000	8,361,904
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	0	1,718,096
Executive Life Insurance[4]	607,804	607,804	0	607,804	607,804	0	7,350,000	607,804
Tax Gross-up5	525,102	525,102	0	525,102	525,102	0	0	525,102
Financial Planning	10,000	10,000	0	10,000	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	14,500	0	0	0
280G Tax Gross-up7	0	0	0	0	0	0	0	0
TOTAL	13,052,117	23,146,617	0	23,146,617	24,230,972	12,993,566	29,349,211	23,132,117

Ms. Toben

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Change in Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	928,125	928,125	0	928,125	928,125	928,125	928,125
Long-term Incentives[1]
Performance Stock Units
2006 PSU Grant	3,419,566	3,419,566	0	3,419,566	4,023,019	3,419,566	3,419,566
2007 PSU Grant	2,615,412	2,615,412	0	2,615,412	3,076,956	2,615,412	2,615,412
Restricted Stock Units
2006 RSU Grant	2,682,173	2,682,173	0	2,682,173	2,682,173	2,682,173	2,682,173
2007 RSU Grant	2,051,595	2,051,595	0	2,051,595	2,051,595	2,051,595	2,051,595
Employment Agreement[2]	0	2,887,500	0	2,887,500	0	1,443,750	0
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	1,655,246
Executive Life Insurance[4]	325,048	325,048	0	325,048	0	7,220,000	325,048
Tax Gross-up5	280,820	280,820	0	280,820	0	0	280,820
Financial Planning	10,000	10,000	0	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	0	0	0
280G Tax Gross-up7	0	0	0	0	0	0	0
Total	12,312,739	15,214,739	0	15,214,739	12,761,868	20,370,621	13,967,985

Mr. McAdam

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Change in Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	900,000	900,000	0	900,000	900,000	900,000	900,000
Long-term Incentives[1]
Performance Stock Units
2006 PSU Grant	0	2,901,438	0	2,901,438	3,413,456	2,901,438	2,901,438
2007 PSU Grant	2,536,237	2,536,237	0	2,536,237	2,983,809	2,536,237	2,536,237
Restricted Stock Units
2006 RSU Grant	0	2,275,463	0	2,275,463	2,275,463	2,275,463	2,275,463
2007 RSU Grant	1,989,512	1,989,512	0	1,989,512	1,989,512	1,989,512	1,989,512
Employment Agreement[2]	0	2,800,000	0	2,800,000	0	1,400,000	0
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	2,100,469
Executive Life Insurance[4]	413,466	413,466	0	413,466	0	7,000,000	413,466
Tax Gross-up5	357,207	357,207	0	357,207	0	0	357,207
Financial Planning	10,000	10,000	0	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	0	0	0
280G Tax Gross-up7	0	0	0	0	0	0	0
Total	6,206,422	14,197,823	0	14,197,823	11,562,240	19,012,650	13,483,792

[1]	The estimated value of the 2006 and 2007 PSU and RSU awards that would have been payable pursuant to the terms of the award agreements upon retirement on December 31, 2007 were calculated using:
•	$43.69, the closing price of Verizon’s stock on December 31, 2007; and
•	For PSUs, estimated performance attainment as explained in footnote 1 to the Summary Compensation Table on page 30.

If a Change in Control occurs, all of the PSU awards will be immediately payable at their target amount and all RSU awards will be immediately payable.

[2]	The employment agreements for Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam provide that:
•	If the executive resigns or voluntarily retires, the executive is eligible for a prorated Short-Term Plan award for the year of retirement and vesting and payment of outstanding Long-Term Plan awards on the regularly scheduled dates. PSUs will be paid to the extent that Verizon’s relative TSR meets or exceeds threshold performance objectives.
•	If the executive’s employment is involuntarily terminated without cause, or is terminated as a result of death or disability, or is voluntarily terminated for good reason, the executive will receive the lump-sum cash severance payment provided in the executive's employment agreement, the ability to exercise outstanding stock options (or, in the case of Mr. McAdam, partnership value appreciation rights) until the earlier of five years after the date of termination or the date on which the option or right expires, and vesting and payment of outstanding Long-Term Plan awards on the regularly scheduled dates. PSUs will be paid to the extent that Verizon’s relative TSR meets or exceeds threshold performance objectives. Good reason is generally defined as a material breach of the executive’s employment agreement, a material reduction in the executive’s overall compensation opportunities or a change of more than fifty miles in the executive’s principal work location.
•	If the executive’s employment is terminated involuntarily without cause following a Change in Control, the executive will generally receive the same benefits as if the executive’s employment were involuntarily terminated without cause.
•	If the executive’s employment is terminated as the result of a disability, the separation benefits under the employment agreement will be offset by amounts payable to the executive under any Company-sponsored disability plan.
•	If the executive’s employment is terminated for cause, he or she will no longer receive any salary or benefits and will forfeit any outstanding stock options and any outstanding PSUs and RSUs. Cause is generally defined as grossly incompetent performance or substantial neglect of duties and responsibilities, fraud, misappropriation or embezzlement, a material breach of Verizon’s Code of Conduct, or conviction of any felony.
•	In order to be eligible for the severance benefits provided under the terms of the employment agreement, the executive must execute a release satisfactory to the Company and agree not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If either Mr. Strigl’s or Mr. Barr’s employment is involuntarily terminated without cause or as a result of death or disability or is voluntarily terminated for good reason, the executive will receive a lump-sum cash payment equal to two times the sum of his base salary, the short-term incentive opportunity at threshold level and the long-term incentive opportunity at the target level specified in his employment agreement. If either Ms. Toben's or Mr. McAdam’s employment is involuntarily terminated without cause or is voluntarily terminated for good reason, the executive will receive a lump-sum cash payment equal to two times the sum of base salary and short-term incentive opportunity at the threshold level. Upon termination due to death or disability, Ms. Toben's and Mr. McAdam’s agreements provide a benefit equal to the sum of base salary and the short-term incentive opportunity at threshold level.
[3]

Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon's qualified and nonqualified disability benefit plans. The assumptions used to calculate the value of the disability benefit value include a discount rate of 6.5% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table adjusted by .70 due to the probability of death or recovery from the disability prior to reaching age 65. The qualified portion of the disability benefit for Mr. Seidenberg, Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam is estimated at $335,980, $339,696, $499,492, $481,220 and $610,657, respectively and the nonqualified portion of the benefit is estimated at $819,685, $828,752, $1,218,604, $1,174,026 and $1,489,812, respectively. The executive pays the premium associated with the qualified portion of the benefit.

[4]

The value of the executive life insurance benefit represents the total amount that would be payable over the life of the policy to the named executive officer under the executive life insurance program, as explained in footnote 5 to the Summary Compensation Table on page 31. In the event of an assumed death of the named executive officer on December 31, 2007, their beneficiaries would be eligible to receive the life insurance benefit shown.

[5]	Represents the tax gross-up associated with the total amount paid to the executive to cover part of the cost of maintaining the policy under the executive life insurance program.
[6]

Pursuant to the Company’s corporate aircraft policy, Mr. Seidenberg may request use of a corporate aircraft until the fifth anniversary of his retirement or age 70, whichever is sooner. This value was estimated by averaging the last three years of his personal aircraft usage and multiplying by five.

[7]

The employment agreements for Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam provide for an excise tax payment and associated tax gross-up to the extent that any Change in Control payment triggers the excise tax provisions under Section 280G of the Internal Revenue Code. The following assumptions were used in the tables to estimate the excise taxes and associated tax gross-ups:

•	PSUs and RSUs were valued at the closing price of $43.69 on December 31, 2007.
•	The PSU and RSU agreements for all participants provide that if a participant is retirement-eligible and he or she retires, the awards vest.
•	A portion of the expected PSU payouts, calculated based on actual results through December 31, 2007, are treated as payments that are accelerated as a result of a Change in Control. The remaining portions of the PSU awards that would be payable upon a Change in Control were included in the 280G calculation in full.
•	Noncompete provisions were assigned a value equal to the lesser of (i) one year of current targeted compensation or (ii) the severance amount, and targeted compensation includes salary, target Short-Term Plan opportunity, target Long-Term Plan opportunity and estimated costs of benefits and perquisites.

2007 Non-Employee Director Compensation

In 2007, each non-employee Director of Verizon received an annual cash retainer of $60,000, and each Committee Chairperson received an additional annual cash retainer of $15,000. Each Director also receives an annual grant of Verizon share equivalents valued at $130,000 on the grant date. No meeting fees are paid if a Director attends a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each Director who attended a meeting held on any other date received a meeting fee of $1,000.

When a Director joins the Board, he or she receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date that the Director is initially elected to the Board. These stock equivalents are automatically credited to the Director’s deferred compensation account, are invested in the Verizon stock fund and are paid in a lump-sum in the year following the year that the Director leaves the Board.

Under the Verizon Executive Deferral Plan for Non-Employee Directors, Directors may defer the receipt of all or part of their annual cash retainer and meeting fees. A Director may elect to invest these amounts in a cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other investment options available to participants in Verizon’s Management Savings Plan.

Director Compensation

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards[2]	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3]	All Other Compensation[4]	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James R. Barker**	51,000	223,785	—	—	6,130	—	280,915
Richard L. Carrión	63,000	223,785	—	—	860	—	287,645
M. Frances Keeth	65,000	181,155	—	—	—	—	246,155
Robert W. Lane	67,000	223,785	—	—	106	—	290,891
Sandra O. Moose*	82,000	223,785	—	—	1,153	—	306,938
Joseph Neubauer*	66,750	223,785	—	—	597	—	291,132
Donald T. Nicolaisen	67,000	220,005	—	—	—	—	287,005
Thomas H. O'Brien*	82,000	223,785	—	—	228	—	306,013
Clarence Otis, Jr.	67,000	216,662	—	—	284	—	283,946
Hugh B. Price	64,000	223,785	—	—	—	—	287,785
Walter V. Shipley**	75,250	223,785	—	—	1,214	—	300,249
John W. Snow	57,000	288,891	—	—	—	—	345,891
John R. Stafford	64,000	223,785	—	—	2,341	—	290,126
Robert D. Storey**	63,000	223,785	—	—	—	—	286,785

*	Denotes a Committee Chairperson.
**	During 2007, Messrs. Barker and Shipley retired from the Board pursuant to the Board’s retirement policy. Until September 2007, Mr. Shipley was the Chairperson of the Human Resources Committee. Mr. Storey is not standing for re-election because he will retire from the Board in May 2008 pursuant to the Board’s retirement policy.
[1]	This column includes all fees earned in 2007, whether paid in cash or deferred.
[2]

This column reflects the 2007 accounting expense incurred by the Company in accordance with SFAS No. 123(R) for the stock awards granted to the Directors. Because the Directors are immediately vested in the awards, the Company is required to include the entire grant date fair value of the 2007 stock awards in this column. In addition, because the outstanding 2007, 2006 and 2005 awards are payable in cash, the Company is required to include in this amount any increase or decrease in the price of Verizon’s stock for 2007 and any dividend equivalents accrued. The 2007 accounting expense is also based on the assumptions described in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2007, as included in the Company’s 2007 Annual Report to Shareowners. The grant date fair value of each Director’s annual stock award was $130,000. The following reflects the aggregate number of stock awards and the aggregate number of option awards outstanding as of December 31, 2007 for each non-employee Director: James R. Barker, 139,199 and 36,123; Richard L. Carrión, 30,021 and 58,195; M. Frances Keeth, 6,967 and 0; Robert W. Lane, 14,171 and 16,600; Sandra O. Moose, 35,345 and 36,123; Joseph Neubauer, 54,663 and 61,125; Donald T. Nicolaisen, 11,880 and 0; Thomas H. O’Brien, 42,615 and 37,933; Clarence Otis, Jr., 11,457 and 0; Hugh B. Price, 28,592 and 51,648; Walter V. Shipley, 29,082 and 55,869; John W. Snow, 6,612 and 0; John R. Stafford, 36,412 and 46,473; Robert D. Storey, 39,985 and 8,619.

[3]	This column reflects above-market earnings on nonqualified deferred compensation plans. Non-employee Directors do not participate in any defined benefit pension plan.
[4]

Directors who were elected to the Board before 1992 participate in a charitable giving program. Upon the Director’s death, the Company will contribute an aggregate of $500,000 to one or more qualifying charitable or educational organizations designated by the Director. Directors who served as directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in ten annual installments commencing when a director retires or attains age 65 (whichever occurs later) or dies. Directors who served as directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants. In 2007, the cost of maintaining and administering these programs was $112,240.

Security Ownership of Directors and Officers

On January 31, 2008, there were approximately 2.87 billion shares of Verizon common stock outstanding. In the following table, you can find information showing the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director, each person who served as a Director in 2007 and all executive officers and Directors as a group as of January 31, 2008. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we have indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans. We have included these interests in the “Total” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock[1]	Total[2]
Named Executive Officers:
Ivan G. Seidenberg*	4,635,905	5,128,224
Dennis F. Strigl	1,413,523	1,454,329
William P. Barr	1,288,116	1,334,813
Doreen A. Toben	865,933	869,176
Lowell C. McAdam	12,835	15,423
Other Directors:
James R. Barker	41,247	162,590
Richard L. Carrión	61,536	89,380
M. Frances Keeth	-	6,967
Robert W. Lane	16,600	30,771
Sandra O. Moose	36,123	71,468
Joseph Neubauer	61,823	116,486
Donald T. Nicolaisen	-	11,880
Thomas H. O’Brien	43,419	86,034
Clarence Otis, Jr.	-	11,457
Hugh B. Price	48,237	75,123
Walter V. Shipley	66,938	66,938
John W. Snow	2,000	8,612
John R. Stafford	62,229	89,335
Robert D. Storey	8,985	48,970

All of the above and other executive officers as a group	11,448,018	12,538,905

*	Also serves as a Director.
[1]

In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days and/or pursuant to the conversion of certain stock units under deferred compensation plans as follows: 4,415,265 shares for Mr. Seidenberg; 1,412,441 shares for Mr. Strigl; 1,273,917 shares for Mr. Barr; 865,522 shares for Ms. Toben; 36,123 shares for Mr. Barker; 60,372 shares for Mr. Carrión; 16,600 shares for Mr. Lane; 36,123 shares for Dr. Moose; 55,950 shares for Mr. Neubauer; 35,863 shares for Mr. O’Brien; 48,179 shares for Mr. Price; 63,098 shares for Mr. Shipley; 55,779 shares for Mr. Stafford and 8,619 shares for Mr. Storey. The shares underlying the stock options and deferred compensation units may not be voted or transferred. No shares are pledged as security.

[2]	The “Total” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans, which may not be voted or transferred.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require that we disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2007 except that, as a result of a broker reporting error, one transaction by Catherine T. Webster was not reported timely.

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors,

Marianne Drost

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 17, 2008

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted these Guidelines and the Committee Charters to provide a framework for the functioning of the Board. The Board will periodically review these materials and practices in light of ongoing developments and the Corporation’s needs to determine whether any changes are required.

Role of the Board

The business of the Corporation is conducted by management, under the direction of the Board of Directors. The Board, and each committee of the Board, has complete access to management. In addition, the Board and each committee have access to independent advisors as each deems necessary or appropriate.

Strategic Planning and Management Development.    At least once a year, the Board conducts a strategic planning session with management. The Board reviews succession planning and management development at least annually. The process includes consideration of organizational needs, competitive challenges, the potential of key managers, planning for future development and emergency situations.

Executive Sessions.    The independent Directors of the Board meet at least once each year in executive session. The non-employee Directors of the Board meet at least three times each year in executive session. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-employee Directors.

In at least one executive session, the Board assesses the process and effectiveness of the Board (including opportunities for continuing education and orientation of new Directors) and considers any other matters that the Directors request. In the executive session of independent Directors, the Board receives the Human Resources Committee’s report on the CEO’s performance and compensation.

Presiding Director.    At or prior to the Annual Meeting of Shareholders, the independent members of the Board of Directors shall elect an independent director to serve as Presiding Director until the next Annual Meeting, or until his or her successor is elected and qualified, with the initial Presiding Director to hold office until the 2007 Annual Meeting or until her successor is elected or qualified. The Presiding Director shall act as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors shall have direct and complete access to the Chairman at any time as they deem necessary or appropriate. The Presiding Director shall chair all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Presiding Director may, in his or her discretion, call an executive session of the Board, and shall call an executive session at the request of any other Director.

The Presiding Director, in consultation with the Chairman, shall review and approve the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors shall have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Presiding Director.

Any shareholder or interested party may communicate directly with the Presiding Director:

Verizon Communications Inc.

Presiding Director

Board of Directors

140 West Street, 29th Floor

New York, New York 10007

Committees.    There are three (3) committees of the Board: Audit; Corporate Governance and Policy; and Human Resources. The members of the Audit, Corporate Governance and Policy and Human Resources committees will be independent as required by law or regulation. The Board may change the number of committees from time to time.

The responsibilities of each committee are set forth in its charter, which is approved by the Board and posted on the Corporation’s website. Each committee Chair approves the agenda and materials for each meeting and reports its actions and discussions to the Board as soon as practicable. At least annually, each committee conducts an assessment of its charter and its processes and effectiveness.

Membership.    The Corporate Governance and Policy Committee annually reviews and recommends the members and Chair of each committee for approval by the Board. The Committee periodically considers rotating Chairs and members of the committees.

Meetings.    Directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Directors standing for election are expected to attend the Annual Meeting of Shareholders.

Board Composition and Director Qualifications

The Board will periodically assess the needs of the Corporation to determine the appropriate size of the Board. At all times, a substantial majority of the Board will be independent and not more than two Directors will be current or former employees of Verizon.

Qualifications.

A candidate must:

♦	Be ethical;

♦	Have proven judgment and competence;

♦	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Corporation;

♦	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

♦	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In assessing the appropriate composition of the Board, the Corporate Governance and Policy Committee also considers other factors that are relevant to the current needs of the Corporation, including those that promote diversity.

Identification and Consideration of Candidates.    The Corporate Governance and Policy Committee considers candidates proposed by members of the Committee, other Directors, management and shareholders. The Committee considers candidates for re-election, provided that the candidate has consented to stand for re-election and tendered an irrevocable resignation to the Chairman of the Committee prior to nomination each year. All candidates are evaluated in the same manner. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

Verizon will conduct an orientation program for each new Director that includes, among other things, a review of the Corporation’s business, financial condition, strategy, ethical obligations, key issues and other relevant topics.

Independence.    A Director is considered independent if the Board finds that the Director has no material relationship with the Corporation. In evaluating independence, the Board will not consider a Director independent if:

1.	Within the past three years, the Director or a Member of the Director’s Immediate Family has:

♦	Been an employee of Verizon or a Verizon subsidiary (“Verizon”);

♦	Been an employee or affiliate of an independent public accountant of Verizon;

♦	Received during any 12-month period more than $100,000 in direct compensation from Verizon (other than Director’s compensation and other than pension or other deferred compensation for prior service with Verizon);

♦	Been an executive officer of a company where at the same time a Verizon executive officer or executive in compensation Band 1 (each a “Verizon Senior Executive”) served on the company’s compensation committee;

2.	Within the past three years, the Director has been retained under a personal or professional services contract by Verizon;

3.	The Director is an employee, or a Member of the Director’s Immediate Family is an executive officer, of a company that has made payments to, or received payments from, Verizon in an amount that, in any of the past three years, exceeded the greater of $1 million or one percent of that company’s consolidated gross revenues;

4.	The Director is an executive officer of a lender to Verizon and Verizon’s outstanding indebtedness to the lender in any of the past three years exceeded one percent of the lender’s outstanding loans at the end of the lender’s fiscal year;

5.	The Director is an executive officer of a non-profit entity that has received contributions from Verizon or its Foundation that, in any of the past three years, exceeded one percent of that entity’s consolidated gross revenues (excluding matching gift contributions by Verizon’s Foundation);

6.	Another Director or a Verizon Senior Executive is a Member of the Director’s Immediate Family; or

7.	The Director has any other relationship that the Board determines is inconsistent with applicable laws and regulations on directors’ independence or that is likely to impair the Director’s ability to act independently.

For purposes of these Guidelines except as otherwise noted, a Member of a Director’s Immediate Family includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home.

An executive officer of a company on whose board a Verizon Senior Executive serves is not eligible for nomination as a new Director of the Corporation.

Related Person Transaction Policy

Definitions.

For purposes of this Policy,

“Related Person” means:

1. any person who has served as a Director or a Verizon executive officer (“Officer”) at any time during the Corporation’s last fiscal year;

2. any person whose nomination to become a Director has been presented in a proxy statement relating to the election of Directors since the beginning of the Corporation’s last fiscal year;

3. any person who was at any time during the Corporation’s last fiscal year an “Immediate Family Member” of any of the persons listed above. Immediate Family Member means spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, Officer or nominee, and any person (other than a tenant or employee) sharing the household of such Director, Officer or nominee; or

4. any person or any Immediate Family Member of such person who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation's stock at the time of the Transaction (as defined below).

    “Related Person’s Firm” means any firm, corporation or other entity in which a Related Person is an executive officer or general partner or in which all Related Persons together have a 10 percent or more ownership interest.

    “Transaction” means any transaction, arrangement or relationship with Verizon since the beginning of the Corporation’s last fiscal year in an amount greater than $120,000 that involves or will involve a Related Person or a Related Person’s Firm. It does not include:

(a)	compensation to a Director or Officer which is or will be disclosed in the Corporation’s proxy statement;
(b)	compensation to an Officer who is not an Immediate Family Member of a Director or of another Officer and which has been approved by the Human Resources Committee or the Board;
(c)	a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;
(d)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, indenture trustee, or similar services; or
(e)	a transaction in which the Related Person’s interest arises solely from the ownership of Verizon stock and all shareholders receive the same benefit on a pro rata basis.

    “Related Person Transaction” means a Transaction in which a Related Person is determined to have, had, or will have a direct or indirect material interest.

Policy Statement.

The Board of Directors recognizes that Related Person Transactions can present potential conflicts of interest (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all Related Person Transactions involving the Company.

Process.

Annually, each Director and Officer shall submit to Verizon the name and employment affiliation of his or her Immediate Family Members and the name of any Related Person’s Firm with which any of them are affiliated. Directors and Officers shall notify Verizon promptly of any changes to this information. Each Director and Officer shall also identify any Transaction that they, their Immediate Family Members or their Related Person Firms are or will be involved in. On an ongoing basis, Directors and Officers shall promptly advise the Committee of any changes to such Immediate Family Members, Transactions or Related Person Firms.

Management shall submit Transactions and appropriate supplemental information to the Corporate Governance and Policy Committee for its review.

The Corporate Governance and Policy Committee shall review Transactions in order to determine whether a Transaction is a Related Person Transaction. The Committee shall take such action with respect to the Related Person Transaction as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. In the event it is not practical to convene a meeting of the Corporate Governance and Policy Committee, the Chair of that Committee shall have the right to make such determination and shall promptly report his or her determination in writing to the other members of the Committee.

The Committee shall report its action with respect to any Related Person Transaction to the Board of Directors.

Change in status or retirement.    If a Director retires or changes his or her employment status or principal responsibility outside of Verizon, the Director will tender a resignation to Verizon. The Corporate Governance and Policy Committee will recommend to the Board whether the resignation should be accepted.

Service on Other Boards.    A Director who serves as an executive officer of a public company should not serve on more than three public company boards, including that of his or her own company, and other Directors should not serve on more than six public company boards. In order not to disrupt existing affiliations with other boards, a Director may maintain current positions, even if the number of those positions exceed these limits, unless the Board determines that permitting the position to continue will impair the Director’s ability to serve on the Verizon Board. Directors are expected to advise the Corporate Governance and Policy Committee of any changes in their membership on other boards.

Retirement.    A Director will retire from the Board at the Board meeting next following his or her 72nd birthday.

Former CEO.    The CEO will resign from the Board effective when he or she no longer serves as CEO.

Compensation.    The Human Resources Committee periodically reviews and determines Director compensation and benefits. The Committee determines compensation based on a review of comparable companies, alignment with the interests of shareholders and the advice of independent advisors.

Stock ownership.    Directors are encouraged to hold at least 5,000 shares of Verizon stock that may be acquired over a period of up to five years. Shares held by the Director under any deferral plan are included in determining the number of shares held.

Business Conduct and Ethics

Directors are expected to act in compliance with these Guidelines, applicable laws and regulations, and the spirit of the Verizon Code of Business Conduct for employees. Employee directors are also governed by Verizon’s Code of Business Conduct.

Conflicts of interest.    A Director should avoid situations that result or appear to result in a conflict of interest with Verizon. A Director may be considered to have a conflict of interest if the Director’s interest interferes or appears to interfere in any material way with the interests of Verizon, including if:

♦

the Director, any Member of the Director’s Immediate Family, or any company with which any of them is associated as an officer, director, five percent or more owner, partner, employee or consultant (i) is a five percent or more owner of, or (ii) has any management interest in, any company that is in the same business as Verizon ("potential competitive interest"); or

♦	the Director offers gifts or other benefits to or solicits or receives gifts or other benefits from another entity as a result of his or her position with Verizon; or

♦	the Director has any other relationship that the Corporate Governance and Policy Committee believes is likely to result in a conflict of interest with Verizon.

A non-employee Director is expected to advise Verizon prior to acquiring or continuing any interest or entering into any transaction or relationship that may present a potential competitive interest. The Corporate Governance and Policy Committee, in consultation with the CEO and Chairman, will review and advise the Board as soon as practicable whether a conflict would be presented.

Corporate opportunities.    A Director should not take advantage of an opportunity to engage in a business activity that properly belongs to Verizon, including any activity that is discovered as a result of the use of Verizon information or property or in connection with his or her service as a Director. A Director should not use Verizon information, property or his or her position with Verizon for personal gain.

Securities transactions.    A Director should not trade, or enable any other person to trade, in Verizon’s securities or the securities of another company while aware of material non-public information.

Confidentiality.    Directors should maintain the confidentiality of information about Verizon and other entities which Verizon entrusts to them, except where the disclosure is authorized or required by law.

Fair dealing.    Directors should act fairly in any dealings with the Corporation’s stakeholders, including customers, suppliers, competitors, employees and shareholders.

Waiver.    No waiver of any provision of the business conduct and ethics requirements for a Director, or of any provision of the Verizon Code of Business Conduct for a Verizon Senior Executive, may be granted without the approval of the Board of Directors. The Board is strongly predisposed against any such waivers. However, in order to approve any such waiver, the Board must affirmatively find that the waiver does not violate any applicable law or regulation and that the waiver is in the best interests of the Corporation. In the event the Board approves a waiver, it will ensure that the waiver and the Board’s rationale for granting the waiver are promptly disclosed, consistent with applicable legal and stock exchange requirements.

Verizon Senior Executives Serving on Outside Boards

A Verizon Senior Executive must obtain approval from the Corporate Governance and Policy Committee in advance of accepting any new membership on the Board of a public company. Verizon Senior Executives may not serve on the Board of more than two public companies other than Verizon.

A Verizon Senior Executive will not accept a new directorship with a company if the CEO or other executive officer of that company is serving as a Director of Verizon.

Shareholder Communications with Directors

If a shareholder wishes to communicate directly with the Board, a Committee of the Board or with an individual Director, he or she should send the communication to:

Verizon Communications Inc.

The Board of Directors [or Committee name or Director’s name, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

Verizon will forward all shareholder correspondence about Verizon to the Board, Committee or individual Director(s).

Policy on Adoption of Shareholder Rights Plans

The Corporation does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the independent Directors, exercising their fiduciary duties, determine that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Shareholder Advisory Vote

Effective with the Corporation’s 2009 Annual Meeting of Shareholders, a management proposal related to executive compensation in the form approved by the Board of Directors will be submitted annually to shareholders for a non-binding vote.

Directions to Verizon Communications Inc.

Annual Meeting of Shareholders

The Cornhusker Marriott Hotel

333 South 13th Street

Lincoln, Nebraska 68508

From Omaha Eppley Airport:  Take I-480 S to I-80. Take Exit 452 onto I-80 W. Follow I-80 for approximately 50-60 miles. Take Exit 401 (Downtown Lincoln) onto I-180 S. Past the Memorial Stadium, I-180 turns into 9th Street. Turn left onto M Street. Turn right onto 13th Street. The Cornhusker is on the corner of 13th Street and M Street.

From Lincoln Airport:  Turn right onto Cornhusker Highway S. Turn right onto I-180 S (Downtown Lincoln). Past the Memorial Stadium, I-180 turns into 9th Street. Turn left onto M Street. Turn right onto 13th Street. The Cornhusker is on the corner of 13th Street and M Street.

From Interstate 80:  Take Exit 401 (Downtown Lincoln) onto I-180 S. Past the Memorial Stadium, I-180 turns into 9th Street. Turn left onto M Street. Turn right onto 13th Street. The Cornhusker is on the corner of 13th Street and M Street.

From South on Highway 2:  Take Highway 2 W. This will turn into 10th Street heading North. Continue North on 10th Street. Turn right onto M Street. Turn right onto 13th Street. The Cornhusker is on the corner of 13th Street and M Street.

Parking is available in the city garage which connects to The Cornhusker. The garage entrance is located on L Street, between 12th Street and 13th Street. We will validate your parking ticket so that there will be no charge for parking.

Printed on recycled paper.

This document is printed on recycled paper which contains at least 10% post-consumer waste.	SKU002CS-60955

Admission Ticket

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1		Electronic Voting Instructions
ADD 2		You can vote online or by telephone!
ADD 3		Available 24 hours a day, 7 days a week!
ADD 4 ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote Online
• Go online, log in and go to www.envisionreports.com/VZ • Follow the steps outlined on the secured website.

Vote by telephone

•       Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using an ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A The Board of Directors recommends a vote FOR:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Richard L. Carrión	☐	☐	☐	02 - M. Frances Keeth	☐	☐	☐	03 - Robert W. Lane	☐	☐	☐	+

	04 - Sandra O. Moose	☐	☐	☐	05 - Joseph Neubauer	☐	☐	☐	06 - Donald T. Nicolaisen	☐	☐	☐

	07 - Thomas H. O’Brien	☐	☐	☐	08 - Clarence Otis, Jr.	☐	☐	☐	09 - Hugh B. Price	☐	☐	☐

	10 - Ivan G. Seidenberg	☐	☐	☐	11 - John W. Snow	☐	☐	☐	12 - John R. Stafford	☐	☐	☐

		For	Against	Abstain

2.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐

B The Board of Directors recommends a vote AGAINST:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

3. Eliminate Stock Options	☐	☐	☐	4. Gender Identity Non-discrimination Policy	☐	☐	☐	5. Separate Offices of Chairman and CEO	☐	☐	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Verizon Communications Inc.

2008 Annual Meeting Admission Ticket

May 1, 2008, 10:30 A.M. Local Time

The Cornhusker Marriott Hotel

333 South 13th Street

Lincoln, Nebraska 68508

Upon arrival, please present this admission ticket at the registration desk.

From Omaha Eppley Airport: Take I-480 S to I-80. Take Exit 452 onto I-80 W. Follow I-80 for approximately 50-60 miles. Take Exit 401 (Downtown Lincoln) onto I-180 S. Past the Memorial Stadium, I-180 turns into 9th Street. Turn left onto M Street. Turn right onto 13th Street. The Cornhusker is on the corner of 13th Street and M Street.

From Lincoln Airport: Turn right onto Cornhusker Highway S. Turn right onto I-180 S (Downtown Lincoln). Past the Memorial Stadium, I-180 turns into 9th Street. Turn left onto M Street. Turn right onto 13th Street. The Cornhusker is on the corner of 13th Street and M Street.

From Interstate 80: Take Exit 401 (Downtown Lincoln) onto I-180 S. Past the Memorial Stadium, I-180 turns into 9th Street. Turn left onto M Street. Turn right onto 13th Street. The Cornhusker is on the corner of 13th Street and M Street.

From South on Highway 2: Take Highway 2 W. This will turn into 10th Street heading North. Continue North on 10th Street. Turn right onto M Street. Turn right onto 13th Street. The Cornhusker is on the corner of 13th Street and M Street.

Parking is available in the city garage which connects to The Cornhusker. The garage entrance is located on L Street, between 12th Street and 13th Street. We will validate your parking ticket so that there will be no charge for parking.

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree® program and we will plant a tree on your behalf.

▼ IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2008 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 1, 2008, 10:30 a.m.

Your signature on the reverse side of this card appoints I.G. Seidenberg and M. Drost, as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, the proxies will vote for the election of the nominees for Director: Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, Ivan G. Seidenberg, John W. Snow and John R. Stafford; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustees to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this proxy in the enclosed envelope so that it is received by April 28, 2008.

If you do not properly sign and return a proxy, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the Verizon savings plan trustees receive your voting instructions by April 28, 2008, your shares in any of the Verizon employee savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign the reverse side and return this proxy in the enclosed envelope. Please sign exactly as the name(s) appear on this proxy. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.